Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of December 26, 2021 (the “Effective Date”), among GRESHAM WORLDWIDE, INC., a Delaware corporation (the “GWW”), BITNILE HOLDINGS, INC., a Delaware corporation (“BitNile”) and GIGA-TRONICS INCORPORATED, a California corporation (“Giga”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings as reflected in Article I.

WHEREAS, BitNile owns 100% of the issued and outstanding shares of capital stock of GWW (the “GWW Shares”);

WHEREAS, the board of directors of Giga (the “Giga Board”) has unanimously: (a) determined that it is in the best interests of Giga and the holders of 100% of the issued and outstanding shares of common stock of Giga, no par value per share (the “Giga Common Stock”), and declared it advisable, to enter into this Agreement with BitNile and GWW; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the Share Exchange by the stockholders of Giga, in accordance with the California General Corporation Law (the “CGCL”);

WHEREAS, each of the board of directors of GWW (the “GWW Board”), the board of directors of BitNile, and BitNile, in its capacity as the sole holder of the GWW Shares, have approved this Agreement and the Share Exchange;

WHEREAS, upon and subject to closing of the Share Exchange, and as an additional inducement to the willingness of Giga to enter into this Agreement, BitNile will lend to Giga four million two hundred and fifty thousand dollars ($4,250,000) pursuant to a convertible promissory note, the form of which is attached to the form of Securities Purchase Agreement in the form attached hereto as Exhibit A to this Agreement (the “Closing Date Loan”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Share Exchange and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in all material respects to a party hereto than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Charter Documents” means: (a) with respect to a corporation, the articles or certificate of incorporation, as applicable, and bylaws thereto; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereto; (c) with respect to a partnership, the certificate of formation and the partnership agreement, as applicable, thereto; and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means Internal Revenue Code of 1986, as amended.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“COVID-19” means the disease known as coronavirus or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, or directive by any Governmental Authority.

“Effect” has the meaning set forth in the definition of “GWW Material Adverse Effect.”

“Environmental Laws” means any applicable Law, Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Laws” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the Registration Statement, the Offering or in connection with other regulatory approvals, and all other matters related to the Share Exchange, the Offering and the other transactions contemplated by this Agreement.

“Giga Adverse Recommendation Change” means the Giga Board: (a) failing to make, or withdrawing, amending, modifying, or materially qualifying, in a manner adverse to GWW or BitNile, the Giga Board Recommendation; (b) failing to include the Giga Board Recommendation in the Proxy Statement that is mailed to the Giga Stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Giga Common Stock within five Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by GWW or BitNile) the Giga Board Recommendation within five Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Giga or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Giga Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Giga Equity Award” means a Giga Stock Option or a Giga Restricted Share granted under one of the Giga Stock Plans, as the case may be.

“Giga ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Giga or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Giga IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Giga or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Giga IP Registrations” means all of Giga’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Giga IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Giga or any of its Subsidiaries.

“Giga Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Giga or any of its Subsidiaries.

“Giga Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of Giga and its Subsidiaries, taken as a whole; or (b) the ability of Giga to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Giga Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Giga and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof; (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters including earthquakes, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which Giga and its Subsidiaries operate; (vii) any change, in and of itself, in the market price or trading volume of Giga’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Giga’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a GWW Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Giga and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Giga and its Subsidiaries conduct their businesses.

“Giga Owned IP” means all Intellectual Property that is owned or purported to be owned by Giga or any of its Subsidiaries.

“Giga Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by Giga or any of its Subsidiaries.

“Giga Real Estate” means the Giga Owned Real Estate and the Giga Leased Real Estate.

“Giga Stock Plans” means the following plans, in each case as amended: The Giga-tronics Incorporated 2005 Equity Incentive Plan and the Giga-tronics Incorporated 2018 Equity Incentive Plan.

“Giga Stockholders” means, collectively, the holders of the Giga Common Stock and the Giga Preferred Stock.

“Giga Stockholders Meeting” means the special meeting of the Giga Stockholders to be held to consider the approval of the Share Exchange.

“Government Bid” means any Bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between Giga and/or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

“Government Contract” means any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five year period prior to the Effective Date and for which final payment has not yet been made (or has not been finally closed by the relevant Government Authority) with: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“GWW Common Stock” refers to GWW Class A Common Stock and Class B Common Stock.

“GWW Equity Award” means a GWW Stock Option or a GWW Restricted Share, as the case may be.

“GWW ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with GWW or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“GWW IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which GWW or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Giga IP Registrations” means all of Giga’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“GWW IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by GWW or any of its Subsidiaries.

“GWW Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by GWW or any of its Subsidiaries.

“GWW Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of GWW and its Subsidiaries, taken as a whole; or (b) the ability of either GWW or BitNile to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a GWW Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of GWW and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law, GAAP, IFRS or other applicable accounting standards, including interpretations thereof; (iv) any outbreak or escalation of war or any act of terrorism; (v) natural disasters including earthquakes, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or the relevant governmental authorities in the United Kingdom or Israel; (vi) general conditions in the industry in which GWW and its Subsidiaries operate; (vii) any failure, in and of itself, by GWW to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of GWW’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Giga’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a GWW Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on GWW and its Subsidiaries, taken as a whole, compared to other participants in the industries in which GWW and its Subsidiaries conduct their businesses.

“GWW Owned IP” means all Intellectual Property that is owned or purported to be owned by GWW or any of its Subsidiaries.

“GWW Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by GWW or any of its Subsidiaries.

“GWW Real Estate” means the GWW Owned Real Estate and the GWW Leased Real Estate.

“GWW Restricted Share” means any GWW Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any GWW Stock Plan.

“GWW Stock Plan” means the 2021 Stock Incentive Plan.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“International Financial Reporting Standards” or “IFRS” means that set of accounting standards established and issued by the International Accounting Standards Board, as amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to Giga and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.01, after due inquiry; (b) with respect to GWW and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.01, after due inquiry; and (c) with respect to BitNile, the actual knowledge of each of the individuals listed in Schedule 1.01.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which a party or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any party to this Agreement or any of its Subsidiaries thereunder.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS, as applicable).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Permits” means all permits, licenses, certifications, accreditations, franchises, approvals, consents, authorizations, registrations, certificates, grants, directives, guidelines, policies, requirements, concessions, variances, exemptions, identification numbers, and similar rights obtained, or required to be obtained, from any Governmental Authority (including with respect to COVID-19 Measures).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP or IFRS, as applicable, have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP or IFRS, as applicable, have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) Liens listed on Schedule 1.01.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means: (a) information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, and (b) any other information covered by any applicable data privacy or security Law, each in connection with the operation of the applicable party’s business.

“Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by a party hereto or its Affiliates or privacy policies required by applicable Laws.

“Proxy Statement” means the proxy materials relating to the Giga Stockholders Meeting or the Consent Solicitation filed by Giga with the SEC under Section 14(a) of the Exchange Act or information statement filed under Section 14(c) of the Exchange Act.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, shareholders, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“SBA” means the United States Small Business Administration.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party's board determines in good faith (after consultation with outside legal counsel and such party's financial advisor) is more favorable to the holders of such party's common stock than the transactions contemplated by this Agreement, including without limitation from a financial point of view, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the conditions); and (e) any revisions to the terms of this Agreement and the Share Exchange contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 6.05(d).

“Takeover Proposal” means with respect to Giga or GWW, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.02  Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

“Acquisition Agreement”	Section 6.05
“Agreement”	Preamble
“BitNile”	Preamble
“CGCL”	Recitals
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Closing Date Loan”	Recitals
“Confidentiality Agreement”	Section 6.04(b)
“Confirming Officer”	Section 4.04(g)
“Consent”	Section 3.03(c)
“Consent Solicitation”	Section 6.07
“Continuing Directors”	Section 6.13
“DFARS”	Section 3.20(c)
“DGCL”	Recitals

“EDGAR”	Section 3.04(a)
“End Date”	Section 8.02(a)
“Exchange Act”	Section 3.03(c)
“Exchange Shares”	Section 2.01
“FAR”	Section 3.20(c)
“Form S-4”	Section 3.17
“GAAP”	Section 3.04(b)
“Giga”	Preamble
“Giga Balance Sheet”	Section 3.04(d)
“Giga Board”	Recitals
“Giga Board Recommendation”	Section 3.03(d)
“Giga Common Stock”	Recitals
“Giga Employee”	Section 3.12(a)
“Giga Employee Plans”	Section 3.12(a)
“Giga Financial Advisor”	Section 3.10
“Giga Material Contract”	Section 3.15(a)
“Giga Preferred Stock”	Section 3.02(a)
“Giga Restricted Share”	Section 2.03(b)
“Giga SEC Documents”	Section 3.04(a)
“Giga Securities”	Section 3.02(b)(i)
“Giga Stock Option”	Section 2.03(a)
“Giga Subsidiary Securities”	Section 3.02(d)
“Governmental Authority”	Section 3.03(c)
“GWW”	Preamble
“GWW Board”	Recitals
“GWW Common Stock”	Recitals
“GWW Employee”	Section 4.12(a)
“GWW Employee Plans”	Section 4.12(a)
“GWW Financial Statements”	Section 4.04(a)
“GWW Material Contract”	Section 4.15(a)
“GWW Preferred Stock”	Section 4.02(a)
“GWW Stock Option”	Section 2.03(a)
“GWW Securities”	Section 4.02(b)(ii)
“GWW Subsidiary Securities”	Section 4.02(d)
“GWW Voting Debt”	Section 4.02(c)
“Misconduct”	Section 3.12(k)(ii)
“Offering”	Section 6.01
“Order”	Section 3.09
“Other Governmental Approvals”	Section 3.03(c)
“PBGC”	Section 3.12(c)
“Permits”	Section 3.08(b)
“Replacement Factoring Agreement”	Section 6.15
“Requisite Giga Vote”	Section 3.03(a)
“Sarbanes-Oxley Act”	Section 3.04(a)
“Schedule Update”	Section 9.01(b)

“Schedules”	Section 9.01(a)
“SEC”	Section 3.03(c)
“Securities Act”	Section 2.04
“Series F”	Section 2.01
“Share Exchange”	Section 2.01
“Superior Proposal Notice Period”	Section 6.05(d)
“Voting Debt”	Section 3.02(c)

ARTICLE II
THE SHARE EXCHANGE

Section 2.01   Share Exchange. At the Closing, BitNile shall exchange the GWW Shares for shares of Giga Common Stock and Giga Series F Convertible Preferred Stock (the “Series F,” and together with such shares of Giga Common Stock, the “Exchange Shares”) in the amounts set forth on Schedule 2.01 to this Agreement (the “Share Exchange”). The form of Certificate of Determination for the Series F is set forth in Exhibit B to this Agreement.

Section 2.02  Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Share Exchange (the “Closing”) will take place at 11:30 a.m. New York, New York time, as soon as practicable unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The closing shall take place at the offices of Nason, Yeager, Gerson, Harris & Fumero, P.A., or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the closing is hereinafter referred to as the “Closing Date.” At the Closing, BitNile shall exchange its shares of GWW Common Stock for Giga Common Stock and Series F in book entry form.

Section 2.03  Treatment of Stock Options and Other Stock-Based Compensation.

(a)       GWW Stock Options. As of the Closing, each option to acquire shares of GWW Common Stock (each, a “GWW Stock Option”) that is outstanding under any GWW Stock Plan immediately prior to the Closing, whether or not then vested or exercisable, shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, or any other Person, be assumed by Giga and shall be converted into a Giga Stock Option as reflected on Schedule 2.03. Each such Giga Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GWW Stock Option immediately prior to the Closing.

(b)       GWW Restricted Shares. Giga shall take all requisite action so that, at the Closing, each share of GWW Common Stock or instrument similar to a Restricted Stock Unit subject subject to vesting, repurchase, or other lapse of restrictions (a “GWW Restricted Share”) that is outstanding under any GWW Stock Plan as of immediately prior to the Closing shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be assumed by Giga and shall be converted into a Giga Restricted Share in accordance with this Section 2.03. Each Giga Restricted Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such GWW Restricted Share immediately before the Closing (including vesting, repurchase, or other lapse of restrictions).

(c)       Resolutions and Other Giga Actions. At or prior to the Closing, GWW, Giga, the Giga Board, and the compensation committee of such Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.03.

(d)       Section 409A. The parties shall seek to comply with Section 409A of the Code with respect to this Section 2.03.

ARTICLE III
Representations and Warranties of GIGA

Giga hereby represents and warrants to BitNile and GWW that the following representations and warranties are true and correct as of the Closing Date and the Effective Date:

Section 3.01  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)       Organization; Standing and Power. Giga and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Giga and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(b)       Charter Documents. The copies of the Articles of Incorporation and By-Laws of Giga as most recently filed or incorporated by reference in the Giga SEC Documents are true, correct, and complete copies of such documents as in effect as of the Effective Date. Giga has delivered or made available to BitNile and GWW a true and correct copy of the Charter Documents of each of Giga’s Subsidiaries. Neither Giga nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)       Subsidiaries. Schedule 3.01(c)(i) lists each of the Subsidiaries of Giga as of the Effective Date and its place of organization. Schedule 3.01(c)(ii) sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Giga: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the Effective Date; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the Effective Date, are owned, directly or indirectly, by Giga. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Giga that is owned directly or indirectly by Giga have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Giga. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Giga does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02  Capital Structure.

(a)       Capital Stock. The authorized capital stock of Giga consists of: (i) 13,333,333 shares of Giga Common Stock; and (ii) 1,000,000 shares of preferred stock, no par value per share, of Giga (the “Giga Preferred Stock”). As of the Effective Date: (A) 3,186,548 shares of Giga Common Stock were issued and outstanding (not including shares held in treasury and including 461,538 shares issuable pursuant to outstanding prefunded warrants with a nominal exercise price); (B) no shares of Giga Common Stock were issued and held by Giga in its treasury; and (C) the shares of Giga Preferred Stock issued and outstanding or held by Giga in its treasury are reflected on Schedule 3.02(a). All of the outstanding shares of capital stock of Giga are, and all shares of capital stock of Giga which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Giga owns any shares of Giga Common Stock.

(b)       Stock Awards.

(i)       As of the Effective Date, an aggregate of 82,217shares of Giga Common Stock were reserved for issuance pursuant to Giga Equity Awards not yet granted under the Giga Stock Plans. As of the Effective Date, 397,850 shares of Giga Common Stock were reserved for issuance pursuant to outstanding Giga Stock Options and 35,020 shares of Giga Restricted Shares were issued and outstanding. Schedule 3.02(b)(i) sets forth as of the Effective Date a list of each outstanding Giga Equity Award granted under the Giga Stock Plans and: (A) the name of the holder of such Giga Equity Award; (B) the number of shares of Giga Common Stock subject to such outstanding Giga Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Giga Equity Award; (D) the date on which such Giga Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Giga Equity Award is vested and exercisable as of the Effective Date; and (F) with respect to Giga Stock Options, the date on which such Giga Stock Option expires. All shares of Giga Common Stock subject to issuance under the Giga Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)       Other than as set forth on Schedule 3.02(b)(ii), there are no Contracts to which Giga is a party obligating Giga to accelerate the vesting of any Giga Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Giga Equity Awards or otherwise set forth on Schedule 3.02(b)(ii), as of the Effective Date, there are no outstanding: (A) securities of Giga or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of Giga; (B) options, warrants, or other agreements or commitments to acquire from Giga or any of its Subsidiaries, or obligations of Giga or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Giga; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Giga, in each case that have been issued by Giga or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Giga, being referred to collectively as “Giga Securities”). All outstanding shares of Giga Common Stock, all outstanding Giga Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Giga, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)       There are no outstanding Contracts requiring Giga or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Giga Securities or Giga Subsidiary Securities. Neither Giga nor any of its Subsidiaries is a party to any voting agreement with respect to any Giga Securities or Giga Subsidiary Securities.

(c)       Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Giga or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Giga or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Giga or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)       Giga Subsidiary Securities. As of the Effective Date, there are no outstanding: (i) securities of Giga or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Giga; (ii) options, warrants, or other agreements or commitments to acquire from Giga or any of its Subsidiaries, or obligations of Giga or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Giga; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Giga, in each case that have been issued by a Subsidiary of Giga (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Giga Subsidiary Securities”).

Section 3.03  Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)       Authority. Giga has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Giga Common Stock (including the shares of Giga Preferred Stock voting on an as-converted basis) (the “Requisite Giga Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Giga and the consummation by Giga of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Giga and no other corporate proceedings on the part of Giga are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Exchange and the other transactions contemplated hereby, subject only, in the case of consummation of the Share Exchange, to the receipt of the Requisite Giga Vote. The Requisite Giga Vote is the only vote or consent of the holders of any class or series of Giga’s capital stock necessary to approve this Agreement, and consummate the Share Exchange and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Giga and, assuming due execution and delivery by BitNile and GWW, constitutes the legal, valid, and binding obligation of Giga, enforceable against Giga in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. The execution, delivery, and performance of this Agreement by Giga, and the consummation by Giga of the transactions contemplated by this Agreement, including the Share Exchange, do not and will not: (i) subject to obtaining the Requisite Giga Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Giga or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (ii) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Share Exchange, obtaining the Requisite Giga Vote, conflict with or violate any Law applicable to Giga, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Giga’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Giga or any of its Subsidiaries is a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Giga or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(c)       Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Authority”) is required to be obtained or made by Giga in connection with the execution, delivery, and performance by Giga of this Agreement or the consummation by Giga of the Share Exchange and other transactions contemplated hereby (excluding the Offering, as hereinafter defined, and any implementation of the Giga Shareholder Proposals, other than the Closing of the Share Exchange), except for: (i) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement in preliminary and definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) a Form D and other filings required by applicable securities Laws, and (C) such reports under the Exchange Act as may be required in connection with this Agreement, and the other transactions contemplated by this Agreement; and (ii) such other Consents which if not obtained or made would not have, individually or in the aggregate, a Giga Material Adverse Effect.

(d)       Giga Board Approval. The Giga Board, by resolutions duly adopted by a unanimous vote at a meeting of the Giga Board duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, upon the terms and subject to the conditions set forth herein, are in the best interests of, Giga and the Giga Stockholders; (ii) approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Share Exchange, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Giga Stockholders for adoption at the Giga Stockholders Meeting; and (iv) resolved to recommend that the Giga Stockholders vote in favor of adoption of this Agreement and the Share Exchange in accordance with the CGCL (collectively, the “Giga Board Recommendation”), provided that the representations in this Section 3.3(d) do not extend to or include any matters related to the Offering which, by their nature, would customarily be approved at a late date.

(e)       Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Giga is applicable to this Agreement, the Share Exchange, or any of the other transactions contemplated by this Agreement. The Rights Agreement of Giga shall be terminated by the Giga Board prior to the Closing.

Section 3.04  SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)       SEC Filings. Giga has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since August 1, 2018 (the “Giga SEC Documents”). True, correct, and complete copies of all Giga SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Giga SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Giga has made available to BitNile the full text of all such Giga SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Giga SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Giga SEC Documents. None of the Giga SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Giga, none of the Giga SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. There are no outstanding or unresolved comments received from the SEC with respect to any of the Giga SEC Documents. None of Giga’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)       Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Giga SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); (iii) reflected the effects of COVID-19 and COVID-19 Measures on Giga and include adequate provisions to reflect the material effects of COVID-19 and COVID-19; and (iv) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Giga and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)       Internal Controls. Giga and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Giga and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Giga and its Subsidiaries are being made only in accordance with appropriate authorizations of Giga’s management and the Giga Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Giga and its Subsidiaries.

(d)       Disclosure Controls and Procedures. Giga’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Giga in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Giga’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Giga required under the Exchange Act with respect to such reports. Neither Giga nor, to the Knowledge of Giga, the Giga’s independent registered public accounting firm, has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Giga and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Giga’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Giga and its Subsidiaries.

(e)       Inventories. The inventories and raw materials of Giga, including those reflected in the Giga financial statements, are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow moving or obsolete based on Giga’s accounting policies and practices and are reasonable in kind and amount in light of the normal needs of Giga and Giga’s forecasted sales. To the Knowledge of Giga, COVID-19 and COVID-19 Measures do not prevent Giga from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting Giga’s supply of inventory and raw materials. None of the inventory of Giga is subject to any consignment, bailment, warehousing or similar contract.

(f)       Undisclosed Liabilities. The audited balance sheet of Giga dated as of March 27, 2021 contained in the Giga SEC Documents filed prior to the Effective Date is hereinafter referred to as the “Giga Balance Sheet.” Neither Giga nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in Giga Balance Sheet (including in the notes thereto); (ii) were incurred since the date of Giga Balance Sheet in the ordinary course of business consistent with past practice and are set forth on Schedule 3.04(f); (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(g)       Off-Balance Sheet Arrangements. Neither Giga nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Giga or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h)       Giga Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Giga (or each former principal executive officer and each former principal financial officer of Giga, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Giga SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Giga is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(i)       Accounting, Securities, or Other Related Complaints or Reports. Since March 27, 2021: (i) none of Giga or any of its Subsidiaries nor any director or officer of Giga or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Giga or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Giga or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Giga or any of its Subsidiaries; and (ii) no attorney representing Giga or any of its Subsidiaries, whether or not employed by Giga or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Giga, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Giga Board or any committee thereof, or to the chief executive officer, chief financial officer, or chief operating officer.

Section 3.05  Absence of Certain Changes or Events. Since the date of the Giga Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Giga and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)       any Giga Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect; or

(b)       any event, condition, action, or effect that, if taken during the period from the Effective Date through the Closing, would constitute a breach of Section 6.02.

Section 3.06  Taxes.

(a)       Tax Returns and Payment of Taxes. Giga and each of its Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. Neither Giga nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Giga or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Giga has made an adequate provision for such Taxes in Giga’s financial statements included in the Giga SEC Documents (in accordance with GAAP). Giga’s most recent financial statements included in the Giga SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Giga and its Subsidiaries through the date of such financial statements. Neither Giga nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of Giga’s most recent financial statements included in the Giga SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)       Availability of Tax Returns. Giga has made available to BitNile complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Giga or its Subsidiaries for any Tax period ending after the day of its fiscal year ending in 2017.

(c)       Withholding. Giga and each of its Subsidiaries has withheld and timely paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any Giga Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)       Liens. There are no Liens for material Taxes upon the assets of Giga or any of its Subsidiaries other than for current Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in Giga’s most recent financial statements included in the Giga SEC Documents.

(e)       Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any Taxing authority against Giga or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Giga or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Giga or any of its Subsidiaries.

(f)       Tax Jurisdictions. No claim has ever been made in writing by any Taxing authority in a jurisdiction where Giga or any of its Subsidiaries does file Tax Returns that Giga or any such Subsidiary is or may be subject to Tax in that jurisdiction.

(g)       Tax Rulings. Neither Giga nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)       Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Giga nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group of which Giga is the common parent); (ii) has any material liability for Taxes of any Person (other than Giga or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)       Change in Accounting Method. Neither Giga nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)       Post-Closing Tax Items. Neither Giga nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)       Ownership Changes. Without regard to this Agreement, neither Giga nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)       Section 355. Neither Giga nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)       Reportable Transactions. Neither Giga nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07  Giga Intellectual Property.

(a)       Schedule 3.07(a) lists all of (i) the Giga IP Registrations and (ii) the Giga Intellectual Property that are not registered but that are material to Giga’s business or operations. All required filings and fees related to the Giga IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the Giga’s IP Registrations are otherwise in good standing. Giga has provided or made available to Giga true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Giga’s IP Registrations.

(b)       Schedule 3.07(b) lists all of the Giga IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $5,000 per year. Giga has provided or otherwise made available to GWW true and complete copies of all such Giga IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Giga IP Agreement is valid and binding on Giga or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither Giga (or its Subsidiaries, as applicable), nor, to the Knowledge of Giga, any other party thereto is in breach of or default under (or, to the Knowledge of Giga, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Giga IP Agreement.

(c)       Except as set forth on Schedule 3.07(c), Giga or a Subsidiary of Giga is the sole and exclusive legal and beneficial, and with respect to the Giga IP Registrations, record, owner of all right, title and interest in and to the Giga Intellectual Property, and, to the Knowledge of Giga, has the valid right to use all other Intellectual Property used in or necessary for the conduct of Giga’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Giga has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Giga any ownership interest and right they may have in the Giga Intellectual Property; and (ii) acknowledge Giga’s exclusive ownership of all of the Giga Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a Giga Material Adverse Effect. Giga has provided GWW with true and complete copies of all such agreements to the extent requested by GWW.

(d)       The consummation of the Share Exchange and the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Giga’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Giga’s business or operations as currently conducted.

(e)       Giga’s and/or its Subsidiaries’ rights in the Giga Intellectual Property are valid, subsisting and enforceable. Giga has taken reasonable steps to maintain the Giga Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Giga Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)       To the Knowledge of Giga, the conduct of Giga’s business as currently and formerly conducted, and the products, processes and services of Giga, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of Giga do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Giga, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Giga Intellectual Property.

(g)       There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of Giga, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Giga or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Giga Intellectual Property or Giga’s and/or its Subsidiaries’ rights with respect to any Giga Intellectual Property; or (iii) by Giga or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Giga Intellectual Property. Giga is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Giga Intellectual Property.

Section 3.08  Compliance; Permits.

(a)       Compliance. Giga and each of its Subsidiaries are and, since January 1, 2018, have been in material compliance with, all Laws or Orders applicable to Giga or any of its Subsidiaries or by which Giga or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2018, no Governmental Authority has issued any notice or notification stating that Giga or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)       Permits. Giga and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the Effective Date, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Giga or any of its Subsidiaries is pending or, to the Knowledge of Giga, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. Giga and each of its Subsidiaries is and, since January 1, 2018, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

Section 3.09  Litigation. There is no Legal Proceeding pending, or to the Knowledge of Giga, threatened against Giga or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Giga, any officer or director of Giga or any of its Subsidiaries in their capacities as such other than any such Legal Proceeding that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of Giga or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. To the Knowledge of Giga, there are no SEC inquiries or investigations, other governmental inquiries or investigations (however, a government may term such matters), or internal investigations pending or, to the Knowledge of Giga, threatened, in each case regarding any acts or practices (or any disclosures or omissions to disclose) of Giga or any of its Subsidiaries or any misfeasance or malfeasance by any officer or director of Giga.

Section 3.10  Brokers’ and Finders’ Fees. Except for fees payable to Roth Capital Partners, LLC (the “Giga Financial Advisor”) pursuant to an engagement letter listed in Schedule 3.10, a correct and complete copy of which has been provided to GWW and BitNile, neither Giga nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11  Related Person Transactions. There are, and since the Giga fiscal year ended in 2018, there have been, no Contracts, transactions, arrangements, or understandings between Giga or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Giga Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of Giga, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Giga SEC Documents.

Section 3.12  Employee Benefit Issues.

(a)       Schedule. Schedule 3.12(a) contains a true and complete list, as of the Effective Date, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Giga or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Giga or any of its Subsidiaries (each, a “Giga Employee”), or with respect to which Giga or any Giga ERISA Affiliate has or may have any Liability (collectively, the “Giga Employee Plans”).

(b)       Documents. Giga has made available to BitNile correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Giga Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Giga Employee Plan; (iii) the most recent financial statements for each Giga Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Giga Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Giga Employee Plan; and (vi) all actuarial valuation reports related to any Giga Employee Plans.

(c)       Employee Plan Compliance. (i) Each Giga Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Giga Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Giga, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Giga no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Giga and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Giga Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Giga Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Giga Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liability to BitNile, Giga, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Proceedings pending or, to the Knowledge of Giga, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Authority with respect to any Giga Employee Plan; (vi) there are no material Legal Proceedings pending, or, to the Knowledge of Giga, threatened with respect to any Giga Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of Giga, neither Giga nor any of its Giga ERISA Affiliates has engaged in a transaction that could subject Giga or any Giga ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US Giga Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)       Plan Liabilities. Neither Giga nor any Giga ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Giga Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Giga Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Giga Employee Plan covering any active, retired, or former employees or directors of Giga or any Giga ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Giga Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of Giga or any Giga ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Giga Employee Plan has occurred or is expected to occur.

(e)       Certain Giga Employee Plans. With respect to each Giga Employee Plan:

(i)       no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Giga nor any of its Giga ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)       no Legal Proceeding has been initiated by the PBGC to terminate any such Giga Employee Plan or to appoint a trustee for any such Giga Employee Plan;

(iii)       no Giga Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Giga or any Giga ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Schedule 3.12(e), no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Schedule 3.12(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Giga or any Giga ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)       no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Giga Employee Plan.

(f)       No Post-Employment Obligations. No Giga Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Giga nor any Giga ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Giga Employee (either individually or to Giga Employees as a group) or any other person that such Giga Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)       Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Giga, threatened claims by or on behalf of any participant in any Giga Employee Plan, or otherwise involving any Giga Employee Plan or the assets of any Giga Employee Plan; and (ii) no Giga Employee Plan is presently or has within the three years prior to the Effective Date, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)       Section 409A Compliance. Each Giga Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)       Health Plan Compliance. Each of Giga and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Giga Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)       Effect of Transaction. Except as set forth in Schedule 3.12(j), neither the execution or delivery of this Agreement, the consummation of the Share Exchange, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Giga or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Giga to merge, amend, or terminate any Giga Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Giga Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of Giga under any Giga Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise Tax under Section 4999 of the Code.

(k)       Employment Law Matters.

(i)       Giga and each of its Subsidiaries: (A) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee and independent contractor classification (including, without limitation, the Laws promulgated under California Assembly Bill 5, and all retroactive provisions thereof, and all amendments and successor Laws thereto), employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Giga Employees and contingent workers; and (B) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Giga Employees, except, in the case of clauses (A) and (B) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(ii)       To Giga’s Knowledge, since June 1, 2019, (A) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, or independent contractor of Giga or any of its Subsidiaries; and (B) neither Giga nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current/current or former director, officer, employee, or independent contractor of Giga or any of its Subsidiaries.

(l)       Labor. Neither Giga nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Giga or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Giga, no material work stoppage, slowdown, or labor strike against Giga or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Giga Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Giga, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Giga or any of its Subsidiaries, or any Giga Employees. There are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Giga, threatened relating to any employment related matter involving any Giga Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

Section 3.13  Real Property and Personal Property Matters.

(a)       Giga Owned Real Estate. Giga or one or more of its Subsidiaries has good and marketable fee simple title to the Giga Owned Real Estate free and clear of any Liens other than the Permitted Liens. Schedule 3.13(a) contains a true and complete list by address and legal description of the Giga Owned Real Estate as of the Effective Date. Neither Giga nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Giga Owned Real Estate; (ii) other than to BitNile, has granted any Person an option, right of first offer, or right of first refusal to purchase such Giga Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of Giga threatened, condemnation proceeding affecting any Giga Owned Real Estate or any portion thereof or interest therein. Neither Giga nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)       Giga Leased Real Estate. Schedule 3.13(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Effective Date for each such Giga Leased Real Estate (including the date and name of the parties to such Lease document). Giga has delivered to BitNile a true and complete copy of each such Lease. Except as set forth on Schedule 3.13(b), with respect to each of the Leases set forth on Schedule 3.13(b): (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Giga’s or its Subsidiary’s possession and quiet enjoyment of the Giga Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Giga, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither Giga nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Giga or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of Giga) a right to use or occupy such Giga Leased Real Estate or any portion thereof.

(c)       Giga Real Estate Used in the Business. The Giga Owned Real Estate identified in Schedule 3.13(a) and the Giga Leased Real Estate identified in Schedule 3.13(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of Giga or any of its Subsidiaries.

(d)       Personal Property. Giga and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Giga or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(e)       Sufficiency of Assets. The rights, properties and assets of Giga and its Subsidiaries are, and as of the Closing will be, sufficient for the conduct of their respective business as presently conducted in all material respects. Except as set forth on Schedule 3.13(e), (i) no part of the business of Giga or its Subsidiaries is owned or operated through any Person other than Giga and its Subsidiaries, (ii) no Person other than Giga and its Subsidiaries, uses or holds for use any of the assets, rights and properties (whether tangible or intangible) used exclusively or primarily in the business of Giga and its Subsidiaries and (iii) the rights, properties and assets of Giga and its Subsidiaries are, in all material respects, sufficient for the continued conduct by them of their respective businesses and constitute all of the rights, properties and assets necessary to conduct its business as currently conducted in all material respects.

Section 3.14  Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect:

(a)       Compliance with Environmental Laws. Giga and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Giga and its Subsidiaries as currently conducted.

(b)       No Disposal, Release, or Discharge of Hazardous Substances. Neither Giga nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of Giga, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Giga or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)       No Production or Exposure of Hazardous Substances. Neither Giga nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Giga Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)       No Legal Proceedings or Orders. Neither Giga nor any of its Subsidiaries has received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Giga, threatened against Giga or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Giga nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)       No Assumption of Environmental Law Liabilities. Neither Giga nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15  Material Contracts.

(a)       Material Contracts. For purposes of this Agreement, “Giga Material Contract” shall mean the following to which Giga or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases in which Giga or any of its Subsidiaries is a party):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by Giga with the SEC;

(ii)       any employment or consulting Contract (in each case with respect to which Giga has continuing obligations as of the Effective Date) with any current or former (A) officer of Giga, (B) member of Giga Board, or (C) Giga Employee providing for an annual base salary or payment, including non-cash compensation, in excess of $100,000;

(iii)       any Contract providing for indemnification or any guaranty by Giga or any Subsidiary thereof, in each case that is material to Giga and its Subsidiaries, taken as a whole, other than (A) any guaranty by Giga or a Subsidiary thereof of any of the obligations of (1) Giga or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of Giga that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)       any Contract that purports to limit in any material respect the right of Giga or any of its Subsidiaries (or, at any time after the consummation of the Share Exchange, GWW or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)       any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Giga or any of its Subsidiaries after the Effective Date of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $50,000;

(vi)       any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Giga or any of its Subsidiaries;

(vii)       any Contract that contains any provision that requires the purchase of all or a material portion of Giga’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Giga and its Subsidiaries, taken as a whole;

(viii)       any Contract that obligates Giga or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Share Exchange will obligate BitNile, GWW, or any of their respective Subsidiaries, as applicable, to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)       any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Giga and its wholly-owned Subsidiaries or among Giga’s wholly-owned Subsidiaries;

(x)       any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of Giga;

(xi)       any employee collective bargaining agreement or other Contract with any labor union;

(xii)       any Giga IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Giga or any of its Subsidiaries;

(xiii)       any other Contract under which Giga or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv)       any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Giga and its Subsidiaries, taken as a whole. .. For the purposes of this subsection (xiv) “material” means in excess of $500,000.

(b)       Schedule of Material Contracts; Documents. Schedule 3.15(b) sets forth a true and complete list as of the Effective Date of all Giga Material Contracts. Giga has made available to BitNile correct and complete copies of all Giga Material Contracts, including any amendments thereto.

(c)       No Breach. (i) All Giga Material Contracts are legal, valid, and binding on Giga or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Giga Material Contract; and (iii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any third party is in breach, or has received written notice of breach, of any Giga Material Contract.

Section 3.16  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect, insurance policies maintained by Giga and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Giga reasonably has determined to be prudent, taking into account the industries in which Giga and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect, neither Giga nor any of its Subsidiaries is in breach or default, and neither Giga nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect and to the Knowledge of Giga: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17  Information Supplied. None of the information supplied or to be supplied by or on behalf of Giga for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18  Anti-Corruption Matters. Since its fiscal year ended in 2015, none of Giga, any of its Subsidiaries or any director, officer or, to the Knowledge of Giga, employee or agent of Giga or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since its fiscal year ended in 2015, neither Giga nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Giga, no Governmental Authority is investigating, examining, or reviewing Giga’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19  COVID-19; COVID-19 Measures.

(a)       Giga is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that Giga may not continue to operate in the Ordinary Course of Business as of the Effective Date and the reasonably foreseeable future.

(b)       Schedule 3.19(b) sets forth a list of each loan or other financial grant for which Giga has applied or which it has received pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other SBA loan, which loans remain outstanding.

(c)       Giga has in place and maintains in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the business of Giga.

(d)       Giga has taken reasonable actions to (i) reduce the potentially adverse effects of COVID-19 and COVID-19 Measures on Giga, and (ii) assess and monitor risks which may arise from the continuation of the COVID-19 pandemic.

(e)       Except as set forth on Schedule 3.19(e), as of the Effective Date, Giga has not had, nor to the Knowledge of Giga are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(f)       Giga has no Knowledge that any Personnel has any plans to terminate his, her or its status as an employee or independent contractor of Giga, including upon or in connection with the consummation of the transactions contemplated by this Agreement or as a result of COVID-19 or COVID-19 Measures.

Section 3.20  Government Contracts.

(a)       Schedule 3.20(a) contains an accurate and complete list, as of the Effective Date, of: (i) each Government Contract to which Giga is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000; (ii) each pending Government Bid that Giga or any of its Subsidiaries has submitted with an aggregate contract value, if awarded to Giga or any of its Subsidiaries, in excess of $100,000; and (iii) each Government Contract to which Giga or any of its Subsidiaries is a party accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000, and that requires the other contracting party’s consent for a change in control or ownership of Giga or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of Giga or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 3.20(a), Giga is not obligated to list any Giga Stockholders’ Contracts and Bids on Schedule 3.20(a).

(b)       As of the Effective Date, neither Giga nor any of its Subsidiaries has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Legal Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.

(c)       Except as set forth on Schedule 3.20(c), to the Knowledge of Giga, since June 1, 2019: (i) Giga and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the Federal Acquisition Regulation (“FAR”); the Defense Federal Acquisition Regulation Supplement (“DFARS”); Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) neither Giga nor any of its Subsidiaries has received any written notice from a Governmental Authority regarding any alleged violation by Giga of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) Giga and its Subsidiaries are in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) since the beginning of the fiscal year ended in 2018, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) Giga and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified Giga or any of its Subsidiaries in writing that Giga or one or more of its Subsidiaries have breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.

(d)       Except as set forth on Schedule 3.20(d), since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since the beginning of its fiscal year ended in 2018, to the Knowledge of Giga, neither Giga nor any of its Subsidiaries has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(e)       To the Knowledge of Giga, the beginning of its fiscal year ended in 2018, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid were correct, current, and complete in all material respects as of their submission date. Except as set forth on Schedule 3.20(e), no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since the beginning of its fiscal year ended in 2018, or, to the Knowledge of Giga, has been threatened in writing since the beginning of its fiscal year ended in 2018, in each case, with respect to any Government Contract in excess of $100,000.

(f)       Except as set forth on Schedule 3.20(f), at all times since the beginning of its fiscal year ended in 2018 and to the extent applicable and required: (i) Giga’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of Giga’s Government Contracts; and (ii) Giga has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of Giga or any of its Subsidiaries in connection with any Government Contracts or Government Bids. To the Knowledge of Giga, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to Giga’s Government Contracts.

(g)       Since the beginning of its fiscal year ended in 2018, to the Knowledge of Giga, (i) no Representative or employees of Giga or any of its Subsidiaries is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Government Contracts or Government Bids of Giga or any of its Subsidiaries; and (ii) Giga has not received any written communication from any Governmental Authority that Giga or any of its Subsidiaries will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any such Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by Giga or any of its Subsidiaries or its or their Representatives, or, to the Knowledge of Giga, employees with respect to Government Contracts or Government Bids of Giga or any of its Subsidiaries.

(h)       Except as set forth on Schedule 3.20(h), within the five year period immediately preceding the Effective Date, no Governmental Authority has assigned Giga or any of its Subsidiaries a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since January 1, 2018 to the Effective Date, and any related summary of corrective action responses and plans, have been made available to BitNile.

(i)       Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries, nor any of its or their respective Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any Legal Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of federal or state antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating federal criminal Tax Laws, or receiving stolen property. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has had a disposition in a Legal Proceeding by consent or compromise with an acknowledgment of fault by Giga or any of its Subsidiaries if the Legal Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.

(j)       Neither Giga nor any of its Subsidiaries or its or their respective Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed non-responsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under FAR 52.209-5. To the Knowledge of Giga, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of Giga or any of its Subsidiaries or its or their respective Principals (as defined in FAR 52.209-5).

(k)       Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of Giga, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.

(l)       Neither Giga nor any of its Subsidiaries is performing work for a Governmental Authority with an aggregate cost to Giga or its Subsidiaries of $100,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.

(m)       To the Knowledge of Giga, (i) all personnel security clearances and facility security clearances required by Giga’s and/or its Subsidiaries’ Government Contracts are valid and in full force and effect, (ii) Giga has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has Giga received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) since the beginning of its fiscal year ended in 2018, Giga has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of Giga or any of its Subsidiaries.

(n)       To the Knowledge of Giga, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict Giga’s or any of its Subsidiaries’ ability to bid on or perform work on future Government Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, Giga and/or any of its Subsidiaries and, on the other hand, BitNile, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) Giga and its Subsidiaries are and have been at all times since the beginning of its fiscal year ended in 2018 in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by Giga or any of its Subsidiaries in connection with any active program or proposal. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(o)       To the Knowledge of Giga, there are no outstanding allegations of improper activities arising from any audit or non-audit review by a Governmental Authority, including without limitation, by the Defense Contract Audit Agency, of Giga or any of its Subsidiaries or work performed by Giga or any of its Subsidiaries that would, individually or in the aggregate, have a Giga Material Adverse Effect. In the past five years, Giga and each of its Subsidiaries has been and is in compliance in all material respects with any applicable United States national customs or export control laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, and the International Traffic in Arms Regulations.

Section 3.21  Fairness Opinion. Giga has received the opinion of the Giga Financial Advisor (and has provided a copy of such opinion to BitNile) to the effect that, as of the Effective Date and based upon and subject to the qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Giga Common Stock, and, as of the Effective Date, such opinion has not been withdrawn, revoked, or modified.

Section 3.22  Privacy and Data Security. Giga has provided true and correct copies of all current Privacy Policies adopted by Giga or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of Giga, Giga and its Subsidiaries have, during the period beginning June 1, 2019 through the Effective Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to Giga, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other Confidential Information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the Giga or any of its Subsidiaries.

Section 3.23  Waiver of Severance. Each executive officer and employee of Giga listed on Schedule 3.23 shall have waived any right to, or modified any agreement providing for severance, to eliminate the right to payments of any severance arising solely as a result of a change in position or responsibilities during the 12 months immediately following the change of control of Giga at the Closing as contemplated by this Agreement.

Section 3.24  No Other Representations and Warranties. Except for the representations and warranties of Giga expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement, none of Giga nor any other Person on behalf of Giga has made or makes any other express or implied representation or warranty, either written or oral, with respect to Giga or any of its Subsidiaries or with respect to any other information provided to BitNile or any of their respective Representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated by this Agreement.

Section 3.25  Non-Reliance. Giga acknowledges that the representations and warranties of (a) GWW set forth in Article IV, and (b) BitNile set forth in Article V, constitute the sole and exclusive representations and warranties of GWW and BitNile, as applicable, to Giga in connection with the transactions contemplated hereby, and Giga further acknowledges and agrees that neither GWW, BitNile, nor any of their respective Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Giga further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to Giga or any of its Representatives are not representations or warranties of GWW or BitNile or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. None of Giga, its Affiliates, Subsidiaries, nor any of their respective Representatives are relying on any representation or warranty of GWW, BitNile or any of their respective Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of Giga with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

ARTICLE IV
Representations and Warranties OF GWW

GWW hereby represents and warrants to Giga that the following representations and warranties are true and correct as of the Effective Date and the Closing Date:

Section 4.01  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)       Organization; Standing and Power. GWW and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of GWW and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(b)       Charter Documents. The copies of the Certificate of Incorporation and By-Laws of GWW as provided to Giga are true, correct, and complete copies of such documents as in effect as of the Effective Date. GWW is not in violation of any of the provisions of its Charter Documents.

(c)       Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of GWW have been validly issued and are free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of GWW. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, GWW does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. GWW’s ownership of its Subsidiaries is listed on Schedule 4.01(c).

Section 4.02  Capital Structure.

(a)       Capital Stock. The authorized capital stock of GWW is listed on Schedule 4.02(a), is duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. BitNile is the sole record and beneficial owner of the outstanding capital stock of GWW. No Subsidiary of GWW owns any shares of GWW capital stock.

(b)       Stock Awards.

(i)       As of the Effective Date, 100,000 shares of GWW Common Stock were reserved for issuance pursuant to outstanding GWW Stock Options and 50,000 shares of GWW Restricted Shares were issued and outstanding, all of which were issued pursuant to GWW’s Stock Incentive Plan. Since the Effective Date, no GWW Equity Awards have been granted and no additional shares of GWW Common Stock have become subject to issuance under the GWW Stock Plans. All shares of GWW Common Stock subject to issuance under the GWW Stock Plans, including the GWW Equity Awards upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)       Other than the GWW Equity Awards, as of the Effective Date, there are no outstanding (A) securities of GWW or any of its Subsidiaries convertible into or exchangeable for GWW Voting Debt or shares of capital stock of GWW, (B) options, warrants, or other agreements or commitments to acquire from GWW or any of its Subsidiaries, or obligations of GWW or any of its Subsidiaries to issue, any GWW Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) GWW, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of GWW, in each case that have been issued by GWW or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of GWW, being referred to collectively as “GWW Securities”). All outstanding shares of GWW Common Stock, all outstanding GWW Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of GWW, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)       As of the Effective Date, there are no outstanding Contracts requiring GWW or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any GWW Securities or GWW Subsidiary Securities. Neither GWW nor any of its Subsidiaries is a party to any voting agreement with respect to any GWW Securities or GWW Subsidiary Securities.

(c)       Voting Debt. No bonds, debentures, notes, or other indebtedness issued by GWW or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of GWW or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of GWW or any of its Subsidiaries, are issued or outstanding (collectively, “GWW Voting Debt”).

(d)       GWW Subsidiary Securities. Except as reflected on Schedule 4.02(d), as of the Effective Date, there are no outstanding: (i) securities of GWW or any of its Subsidiaries convertible into or exchangeable for GWW Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of GWW; (ii) options, warrants, or other agreements or commitments to acquire from GWW or any of its Subsidiaries, or obligations of GWW or any of its Subsidiaries to issue, any GWW Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of GWW; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of GWW, in each case that have been issued by a Subsidiary of GWW (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “GWW Subsidiary Securities”).

Section 4.03  Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)       Authority. GWW has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GWW and the consummation by GWW of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GWW and no other corporate proceedings on the part of GWW are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by GWW and, assuming due execution and delivery by BitNile and Giga, constitutes the legal, valid, and binding obligation of GWW, enforceable against GWW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. The execution, delivery, and performance of this Agreement by GWW and the consummation by GWW of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of GWW; (ii) assuming that all of the Consents contemplated by Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to GWW or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in GWW’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which GWW or any of its Subsidiaries is a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the capital stock, properties or assets of GWW or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(c)       Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by GWW in connection with the execution, delivery, and performance by GWW of this Agreement and the other transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(d)       GWW Board Approval. The GWW Board, by resolutions duly adopted by the GWW Board at a meeting of all directors of GWW duly called and held, which resolutions have not been subsequently rescinded or modified in any way, has approved this Agreement and the transactions contemplated hereby.

Section 4.04  Financial Statements; Inventories; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)       Financial Statements and Information. (i) GWW has previously provided to Giga complete and correct copies of (A) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the year ended December 31, 2020; and (B) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the nine (9) month period ended September 30, 2021, all without notes to such financial information; and (ii) it will provide Giga when available, and prior to the Closing (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Marcum LLP, its independent auditor) for the years ended December 31, 2020 and 2019 (the “GWW 2020 Audited Financial Statements”) and (B) the unaudited interim consolidated balance sheets and statements of income (in each case, without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements and information referred to collectively as the “GWW Financial Statements”). Each of the GWW Financial Statements (including, in each case, any notes and schedules thereto): (i) was (or, in the case of the GWW 2020 Audited Financial Statements and the unaudited interim consolidated balance sheets and statements of income to be delivered hereunder, will be) prepared in accordance with GAAP or IFRS, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) fairly presented (or, in the case of the GWW 2020 Audited Financial Statements. unaudited interim consolidated balance sheets and statements of income to be delivered hereunder, will fairly present) in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of GWW and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The GWW 2020 Audited Financial Statements will not differ materially from GWW’s unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the year ended December 31, 2020 previously provided to Giga, except that the GWW 2020 Audited Financial Statements will contain notes as required by GAAP.

(b)       Inventories. The inventories and raw materials of GWW, including those reflected in the GWW Financial Statements, are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow moving or obsolete based on GWW’s accounting policies and practices and are reasonable in kind and amount in light of the normal needs of GWW. To the Knowledge of GWW, COVID-19 and COVID-19 Measures do not prevent GWW from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting GWW’s supply of inventory and raw materials. None of the inventory of GWW is subject to any consignment, bailment, warehousing or similar contract.

(c)       Undisclosed Liabilities. The audited balance sheet of GWW dated as of December 31, 2020 previously provided to Giga and the balance sheet of GWW as reflected in the GWW 2021 Audited Financial States which will be delivered to Giga are hereinafter collectively referred to as the “GWW Balance Sheet.” Neither GWW nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the GWW Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the GWW Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(d)       Off-Balance Sheet Arrangements. Neither GWW nor any of its Subsidiaries is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among GWW or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand).

(e)       Accounting; Complaints or Reports. Since January 1, 2021 (i) none of GWW or any of its Subsidiaries nor any director or officer of GWW or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of GWW or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of GWW or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to GWW or any of its Subsidiaries; and (ii) no attorney representing GWW or any of its Subsidiaries, whether or not employed by GWW or any of its Subsidiaries, has reported credible evidence of any material breach of fiduciary duty, or similar material violation by GWW, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the GWW Board or any committee thereof, or to the chief executive officer or chief operating officer of GWW or the Confirming Officer.

(f)       Sufficiency of Assets. The rights, properties and assets of GWW and its Subsidiaries are, and as of the Closing will be, sufficient for the conduct of their respective business as presently conducted in all material respects. Except as set forth on Schedule 4.04(f), (i) no part of the business of GWW or its Subsidiaries is owned or operated through any Person other than GWW and its Subsidiaries, (ii) no Person other than GWW and its Subsidiaries, uses or holds for use any of the assets, rights and properties (whether tangible or intangible) used exclusively or primarily in the business of GWW and its Subsidiaries and (iii) the rights, properties and assets of GWW and its Subsidiaries are, in all material respects, sufficient for the continued conduct by them of their respective businesses and constitute all of the rights, properties and assets necessary to conduct its business as currently conducted in all material respects.

Section 4.05  Absence of Certain Changes or Events. Since the date of the GWW Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of GWW and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)       any GWW Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect; or

(b)       any event, condition, action, or effect that, if taken during the period from the Effective Date through the Closing, would constitute a breach of Section 6.03.

Section 4.06  Taxes.

(a)       Tax Returns and Payment of Taxes. GWW and each of its Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. For avoidance of doubt, GWW does not file individual Tax Returns (notwithstanding references in this Section 4.06) since it is included in Tax Returns filed by BitNile while its Subsidiaries do file such Tax Returns. Such Tax Returns are true, complete, and correct in all material respects. Neither GWW nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by GWW or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, GWW has made an adequate provision for such Taxes in the GWW’s financial statements. The GWW Financial Statements reflect an adequate reserve (in accordance with GAAPW or IFRS, as applicable) for all material Taxes payable by GWW and its Subsidiaries through the date of such GWW Financial Statements. Neither GWW nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the most recent GWW Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)       Availability of Tax Returns. GWW has made available to Giga complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of GWW or its Subsidiaries for any Tax period ending after the day of its fiscal year ending in 2017.

(c)       Withholding. GWW and each of its Subsidiaries has withheld and timely paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any GWW Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)       Liens. There are no Liens for material Taxes upon the assets of GWW or any of its Subsidiaries other than for current Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or IFRS, as applicable, has been made in the recent GWW Financial Statements.

(e)       Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any Taxing authority against GWW or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of GWW or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of GWW or any of its Subsidiaries.

(f)       Tax Jurisdictions. No claim has ever been made in writing by any Taxing authority in a jurisdiction where GWW or any of its Subsidiaries does not file Tax Returns that GWW or such Subsidiary is or may be subject to Tax in that jurisdiction, excluding any claims that have been resolved to the satisfaction of Taxing authorities.

(g)       Tax Rulings. Neither GWW nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)       Consolidated Groups, Transferee Liability, and Tax Agreements. Except a disclosed in Section 4.06(a), neither GWW nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group of which BitNile is the common parent); (ii) has any material liability for Taxes of any Person (other than Giga or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)       Change in Accounting Method. Neither GWW nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)       Post-Closing Tax Items. Neither GWW nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)       Ownership Changes. Without regard to this Agreement, neither GWW nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)       Section 355. Neither GWW nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)       Reportable Transactions. Neither GWW nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07  GWW Intellectual Property.

(a)       Schedule 4.07(a) lists all of (i) the GWW IP Registrations and (ii) the GWW Intellectual Property that are not registered but that are material to GWW’s business or operations. All required filings and fees related to the GWW IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the GWW’s IP Registrations are otherwise in good standing. GWW has provided or made available to Giga true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the GWW’s IP Registrations.

(b)       Schedule 4.07(b) lists all of the GWW IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $15,000 per year. GWW has provided or otherwise made available to Giga true and complete copies of all such Giga IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each GWW IP Agreement is valid and binding on GWW or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither GWW (or its Subsidiaries, as applicable), nor, to the Knowledge of GWW, any other party thereto is in breach of or default under (or, to the Knowledge of GWW, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any GWW IP Agreement.

(c)       Except as set forth on Schedule 4.07(c), GWW or a Subsidiary of GWW is the sole and exclusive legal and beneficial, and with respect to the GWW IP Registrations, record, owner of all right, title and interest in and to the GWW Intellectual Property, and, to the Knowledge of GWW, has the valid right to use all other Intellectual Property used in or necessary for the conduct of GWW’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, GWW has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to GWW any ownership interest and right they may have in the GWW Intellectual Property; and (ii) acknowledge GWW’s exclusive ownership of all of the GWW Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a GWW Material Adverse Effect. GWW has provided Giga with true and complete copies of all such agreements to the extent requested by Giga.

(d)       The consummation of the Share Exchange and the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, GWW’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of GWW’s business or operations as currently conducted.

(e)       GWW’s and/or its Subsidiaries’ rights in the GWW Intellectual Property are valid, subsisting and enforceable. GWW has taken reasonable steps to maintain the GWW Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the GWW Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)       To the Knowledge of GWW, the conduct of GWW’s business as currently and formerly conducted, and the products, processes and services of GWW, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of GWW do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of GWW, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any GWW Intellectual Property.

(g)       There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of GWW, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by GWW or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any GWW Intellectual Property or GWW’s and/or its Subsidiaries’ rights with respect to any GWW Intellectual Property; or (iii) by GWW or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the GWW Intellectual Property. GWW is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any GWW Intellectual Property.

Section 4.08  Compliance; Permits.

(a)       Compliance. Except as reflected on Schedule 4.08, GWW and each of its Subsidiaries are and, since June 1, 2019, have been, in compliance with, all Laws or Orders applicable to GWW or any of its Subsidiaries or by which GWW or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. Since June 1, 2019, no Governmental Authority has issued any notice or notification stating that GWW or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(b)       Permits. GWW and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the Effective Date, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of GWW or any of its Subsidiaries is pending or, to the Knowledge of GWW, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. GWW and each of its Subsidiaries is and, since June 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.09  Litigation. There is no Legal Proceeding pending, or to the Knowledge of GWW, threatened against GWW or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of GWW, any officer or director of GWW or any of its Subsidiaries in their capacities as such other than any such Legal Proceeding that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of GWW or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.10  Brokers’ and Finders’ Fees. Neither GWW, nor any of its Affiliates or Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Giga would be liable.

Section 4.11  Related Person Transactions. Except as reflected on Schedule 4.11, there are, and since June 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between GWW or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of GWW Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of GWW, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.12  Employee Benefit Issues.

(a)       Schedule. Schedule 4.12(a) contains a true and complete list, as of the Effective Date, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by GWW or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of GWW or any of its Subsidiaries (each, a “GWW Employee”), or with respect to which GWW or any GWW ERISA Affiliate has or may have any Liability (collectively, the “GWW Employee Plans”).

(b)       Documents. GWW has made available to Giga correct and complete copies (or, if a plan or arrangement is not written, a written description) of all GWW Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each GWW Employee Plan; (iii) the most recent financial statements for each GWW Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each GWW Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each GWW Employee Plan; and (vi) all actuarial valuation reports related to any GWW Employee Plans.

(c)       Employee Plan Compliance. (i) Each GWW Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the GWW Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of GWW, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of GWW no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) GWW and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each GWW Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded GWW Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP or IFRS, as applicable; (iv) except to the extent limited by applicable Law, each GWW Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liability to BitNile, GWW, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Proceedings pending or, to the Knowledge of GWW, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Authority with respect to any GWW Employee Plan; (vi) there are no material Legal Proceedings pending, or, to the Knowledge of GWW, threatened with respect to any GWW Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of GWW, neither GWW nor any of its GWW ERISA Affiliates has engaged in a transaction that could subject GWW or any GWW ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US GWW Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)       Plan Liabilities. Neither GWW nor any GWW ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any GWW Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any GWW Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any GWW Employee Plan covering any active, retired, or former employees or directors of GWW or any GWW ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such GWW Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of GWW or any GWW ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any GWW Employee Plan has occurred or is expected to occur.

(e)       Certain GWW Employee Plans. With respect to each GWW Employee Plan:

(i)       no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither GWW nor any of its GWW ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)       no Legal Proceeding has been initiated by the PBGC to terminate any such GWW Employee Plan or to appoint a trustee for any such GWW Employee Plan;

(iii)       no GWW Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of GWW or any GWW ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Schedule 4.12(e), no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Schedule 4.12(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of GWW or any GWW ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)       no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such GWW Employee Plan.

(f)       No Post-Employment Obligations. No GWW Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither GWW nor any GWW ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any GWW Employee (either individually or to GWW Employees as a group) or any other person that such GWW Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)       Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of GWW, threatened claims by or on behalf of any participant in any GWW Employee Plan, or otherwise involving any GWW Employee Plan or the assets of any GWW Employee Plan; and (ii) no GWW Employee Plan is presently or has within the three years prior to the Effective Date, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)       Section 409A Compliance. Each GWW Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)       Health Plan Compliance. Each of GWW and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each GWW Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)       Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Share Exchange, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of GWW or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of GWW to merge, amend, or terminate any GWW Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any GWW Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of GWW under any GWW Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise Tax under Section 4999 of the Code.

(k)       Employment Law Matters.

(i)       GWW and each of its Subsidiaries: (A) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee and independent contractor classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to GWW Employees and contingent workers; and (B) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing GWW Employees, except, in the case of clauses (A) and (B) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(ii)       To GWW’s knowledge since June 1, 2019, (A) no allegations of Misconduct have been made involving any current or former director, officer, or independent contractor of GWW or any of its Subsidiaries; and (B) neither GWW nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of GWW or any of its Subsidiaries.

(l)       Labor. Neither GWW nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against GWW or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of GWW, no material work stoppage, slowdown, or labor strike against GWW or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of GWW Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of GWW, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at GWW or any of its Subsidiaries, or any GWW Employees. There are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of GWW, threatened relating to any employment related matter involving any GWW Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.13  Real Property and Personal Property Matters.

(a)       GWW Owned Real Estate. GWW or one or more of its Subsidiaries has good and marketable fee simple title to the GWW Owned Real Estate free and clear of any Liens other than the Permitted Liens. Schedule 4.13(a) contains a true and complete list by address and legal description of the GWW Owned Real Estate as of the Effective Date. Neither GWW nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the GWW Owned Real Estate; (ii) other than to BitNile, has granted any Person an option, right of first offer, or right of first refusal to purchase such GWW Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of GWW threatened, condemnation proceeding affecting any GWW Owned Real Estate or any portion thereof or interest therein. Neither GWW nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)       GWW Leased Real Estate. Schedule 4.13(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Effective Date for each such GWW Leased Real Estate (including the date and name of the parties to such Lease document). GWW has delivered to Giga a true and complete copy of each such Lease. Except as set forth on Schedule 4.13(b), with respect to each of the Leases set forth on Schedule 4.13(b): (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) GWW’s or its Subsidiary’s possession and quiet enjoyment of the GWW Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of GWW, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither GWW nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has GWW or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of GWW) a right to use or occupy such GWW Leased Real Estate or any portion thereof.

(c)       Real Estate Used in the Business. The GWW Owned Real Estate identified in Schedule 4.13(a) and the GWW Leased Real Estate identified in Schedule 4.13(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of GWW or any of its Subsidiaries.

(d)       Personal Property. GWW and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by GWW or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14  Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect:

(a)       Compliance with Environmental Laws. GWW and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of GWW and its Subsidiaries as currently conducted.

(b)       No Disposal, Release, or Discharge of Hazardous Substances. Neither GWW nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of GWW, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to GWW or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)       No Production or Exposure of Hazardous Substances. Neither GWW nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any GWW Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)       No Legal Proceedings or Orders. Neither GWW nor any of its Subsidiaries has received written notice of and there is no Legal Proceeding pending, or to the Knowledge of GWW, threatened against GWW or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither GWW nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)       No Assumption of Environmental Law Liabilities. Neither GWW nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15  Material Contracts.

(a)       Material Contracts. For purposes of this Agreement, “GWW Material Contract” shall mean the following to which GWW or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases in which Giga or any of its Subsidiaries is a party):

(i)       any employment or consulting Contract (in each case with respect to which GWW has continuing obligations as of the Effective Date) with any current or former (A) officer of GWW, (B) member of the GWW Board, or (C) GWW Employee providing for an annual base salary or payment in excess of $100,000;

(ii)       any Contract providing for indemnification or any guaranty by GWW or any Subsidiary thereof, in each case that is material to GWW and its Subsidiaries, taken as a whole, other than (A) any guaranty by GWW or a Subsidiary thereof of any of the obligations of (1) GWW or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of GWW that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)       any Contract that purports to limit in any material respect the right of GWW or any of its Subsidiaries (or, at any time after the consummation of the Share Exchange, Giga or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iv)       any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by GWW or any of its Subsidiaries after the Effective Date of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(v)       any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of GWW or any of its Subsidiaries;

(vi)       any Contract that contains any provision that requires the purchase of all or a material portion of GWW’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to GWW and its Subsidiaries, taken as a whole;

(vii)       any Contract that obligates GWW or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Share Exchange will obligate Giga, GWW, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(viii)       any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between GWW and its wholly-owned Subsidiaries or among GWW’s wholly-owned Subsidiaries;

(ix)       any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of GWW;

(x)       any employee collective bargaining agreement or other Contract with any labor union;

(xi)       any GWW IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for GWW or any of its Subsidiaries;

(xii)       any other Contract under which GWW or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiii)       any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to GWW and its Subsidiaries, taken as a whole. For the purposes of this subsection (xiii) “material” means in excess of $500,000.

(b)       Schedule of Material Contracts; Documents. Schedule 4.15(b) sets forth a true and complete list as of the Effective Date of all GWW Material Contracts. GWW has made available to Giga correct and complete copies of all GWW Material Contracts, including any amendments thereto.

(c)       No Breach. (i) All GWW Material Contracts are legal, valid, and binding on GWW or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any GWW Material Contract; and (iii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any third party is in breach, or has received written notice of breach, of any GWW Material Contract.

Section 4.16  Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect, insurance policies maintained by GWW and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as GWW reasonably has determined to be prudent, taking into account the industries in which GWW and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect, neither GWW nor any of its Subsidiaries is in breach or default, and neither GWW nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect and to the Knowledge of GWW: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.17  Information Supplied. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC by Giga in connection with the approval of the Share Exchange, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Giga Stockholders or at the time of the Giga Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Registration Statement or any final prospectus with respect to the Offering shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, or in the case of any final prospectus, filed with the SEC, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.18  Anti-Corruption Matters. Since its fiscal year ended in 2019, none of GWW, any of its Subsidiaries or any director, officer or, to the Knowledge of GWW, employee or agent of GWW or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since its fiscal year ended in 2019, neither GWW nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of GWW, no Governmental Authority is investigating, examining, or reviewing GWW’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19  COVID-19; COVID-19 Measures.

(a)       GWW is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that GWW may not continue to operate in the Ordinary Course of Business as of the Effective Date and the reasonably foreseeable future.

(b)       Schedule 4.19(b) sets forth a list of each loan or other financial grant for which GWW has applied or which it has received pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other SBA loan which loans remain outstanding.

(c)       GWW has in place and maintains in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the business of GWW.

(d)       GWW has taken reasonable actions to (i) reduce the potentially adverse effects of COVID-19 and COVID-19 Measures on GWW, and (ii) assess and monitor risks which may arise from the continuation of the COVID-19 pandemic.

(e)       Except as set forth on Schedule 4.19(e), as of the Effective Date, GWW has not had, nor to the Knowledge of GWW are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(f)       GWW has no Knowledge that any Personnel has any plans to terminate his, her or its status as an employee or independent contractor of GWW, including upon or in connection with the consummation of the transactions contemplated by this Agreement or as a result of COVID-19 or COVID-19 Measures.

Section 4.20  Government Contracts.

(a)       Schedule 4.20(a) contains an accurate and complete list by counterparty and date, as of the Effective Date, of: (i) each Government Contract to which GWW is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000; (ii) each pending Government Bid that GWW or any of its Subsidiaries has submitted with an aggregate contract value, if awarded to GWW or any of its Subsidiaries, in excess of $100,000; and (iii) each Government Contract to which GWW or any of its Subsidiaries is a party accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000, and that requires the other contracting party’s consent for a change in control or ownership of GWW or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of GWW or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 4.20(a), GWW is not obligated to list BitNile’s Contracts and Bids on Schedule 4.20(a).

(b)       As of the Effective Date, neither GWW nor any of its Subsidiaries has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Legal Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.

(c)       Except as set forth on Schedule 4.20(c), since June 1, 2019, to the Knowledge of GWW: (i) GWW and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the FAR; the DFARS; Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) neither GWW nor any of its Subsidiaries has received any written notice from a Governmental Authority regarding any alleged violation by GWW of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) GWW and its Subsidiaries are in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) since June 1, 2019, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) GWW and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified GWW or any of its Subsidiaries in writing that GWW or one or more of its Subsidiaries have breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.

(d)       Except as set forth on Schedule 4.20(d), since June 1, 2019, neither GWW nor any of its Subsidiaries has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since June 1, 2019, to the Knowledge of GWW, neither GWW nor any of its Subsidiaries has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(e)       To the Knowledge of GWW, since June 1, 2019, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid were correct, current, and complete in all material respects as of their submission date. Except as set forth on Schedule 4.20(e), no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since June 1, 2019, or, to the Knowledge of GWW, has been threatened in writing since June 1, 2019, in each case, with respect to any Government Contract in excess of $100,000.

(f)       Except as set forth on Schedule 4.20(f), at all times since June 1, 2019, and to the extent applicable and required: (i) GWW’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of GWW’s Government Contracts; and (ii) GWW has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of GWW or any of its Subsidiaries in connection with any Government Contracts or Government Bids. To the Knowledge of GWW, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to GWW’s Government Contracts.

(g)       Since June 1, 2019, to the Knowledge of GWW, (i) no Representative or employees of GWW or any of its Subsidiaries is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Government Contracts or Government Bids of GWW or any of its Subsidiaries; and (ii) GWW has not received any written communication from any Governmental Authority that GWW or any of its Subsidiaries will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any such Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by GWW or any of its Subsidiaries or its or their Representatives, or, to the Knowledge of GWW, employees with respect to Government Contracts or Government Bids of GWW or any of its Subsidiaries.

(h)       Except as set forth on Schedule 4.20(h), within the five year period immediately preceding the Effective Date, no Governmental Authority has assigned GWW or any of its Subsidiaries a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since June 1, 2019 to the Effective Date, and any related summary of corrective action responses and plans, have been made available to BitNile.

(i)       Since June 1, 2019, neither GWW nor any of its Subsidiaries, nor any of its or their respective Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any Legal Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of federal or state antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating federal criminal Tax Laws, or receiving stolen property. Since June 1, 2019, neither GWW nor any of its Subsidiaries has had a disposition in a Legal Proceeding by consent or compromise with an acknowledgment of fault by GWW or any of its Subsidiaries if the Legal Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.

(j)       Neither GWW nor any of its Subsidiaries or its or their respective Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed non-responsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under FAR 52.209-5. To the Knowledge of GWW, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of GWW or any of its Subsidiaries or its or their respective Principals (as defined in FAR 52.209-5).

(k)       Since June 1, 2019, neither GWW nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of GWW, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since June 1, 2019, neither GWW nor any of its Subsidiaries has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.

(l)       Neither GWW nor any of its Subsidiaries are performing work for a Governmental Authority with an aggregate cost to GWW or its Subsidiaries of $100,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.

(m)       To the Knowledge of GWW since June 1, 2019, (i) all personnel security clearances and facility security clearances required by GWW’s and/or its Subsidiaries’ Government Contracts are valid and in full force and effect, (ii) GWW has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has GWW received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) GWW has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of GWW or any of its Subsidiaries.

(n)       To the Knowledge of GWW, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict GWW’s or any of its Subsidiaries’ ability to bid on or perform work on future Government Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, GWW and/or any of its Subsidiaries and, on the other hand, BitNile, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) GWW and its Subsidiaries are and have been, at all times since June 1, 2019, in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by GWW or any of its Subsidiaries in connection with any active program or proposal. Since June 1, 2019, neither GWW nor any of its Subsidiaries has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(o)       To the Knowledge of GWW, there are no outstanding allegations of improper activities arising from any audit or non-audit review by a Governmental Authority, including without limitation, by the Defense Contract Audit Agency, of GWW or any of its Subsidiaries or work performed by GWW or any of its Subsidiaries that would, individually or in the aggregate, have a GWW Material Adverse Effect. In the past five years, GWW and each of its Subsidiaries has been and is in compliance in all material respects with any applicable United States national customs or export control laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, and the International Traffic in Arms Regulations.

Section 4.21  Privacy and Data Security. GWW has provided true and correct copies of all current Privacy Policies adopted by GWW or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of GWW, GWW and its Subsidiaries have during the period beginning June 1, 2019 through the Effective Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to GWW, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other Confidential Information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the GWW or any of its Subsidiaries.

Section 4.22  No Other Representations and Warranties. Except for the representations and warranties of GWW expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement, none of GWW nor any other Person on behalf of GWW has made or makes any other express or implied representation or warranty, either written or oral, with respect to GWW or any of its Subsidiaries or with respect to any other information provided to Giga or any of its Representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated by this Agreement.

Section 4.23  Non-Reliance. GWW acknowledges that the representations and warranties of Giga set forth in Article III constitute the sole and exclusive representations and warranties of Giga to GWW in connection with the transactions contemplated hereby, and GWW further acknowledges and agrees that neither Giga, nor any of its Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. GWW further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to GWW or any of its Representatives are not representations or warranties of Giga or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. None of GWW, its Affiliates, Subsidiaries, nor any of their respective Representatives are relying on any representation or warranty of Giga or any of its Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of GWW with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

ARTICLE V
Representations and Warranties OF BitNile

BitNile hereby represents and warrants to Giga that the following representations and warranties are true and correct as of the Effective Date:

Section 5.01  Title. BitNile is the sole record and beneficial owner of all of the GWW Shares as specified on Schedule 2.01 and BitNile owns the GWW Shares, free of any claim, lien, security interest or encumbrance of any nature or kind and, as such, has the exclusive right and full power to sell, transfer and assign the GWW Shares free of any such claim, lien, security interest or encumbrance. BitNile is the sole record and beneficial owner of the outstanding GWW Shares.

Section 5.02  Power and Authority. BitNile has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BitNile, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by BitNile to the extent necessary.

Section 5.03  No Conflict.   The execution and delivery of this Agreement by BitNile and the observance and performance of the terms and provisions contained herein do not constitute a violation or breach of any applicable Laws, or any provision of any other contract or instrument to which BitNile is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, Bylaw or regulation applicable to BitNile.

Section 5.04  BitNile Approvals. (i) A designee of BitNile has approved this Agreement and the transactions contemplated hereby by resolutions duly adopted by the written consent of such designee in his capacity as the designee of BitNile as the holder of all of the outstanding GWW Shares, and (ii) the board of directors of BitNile have approved this Agreement and the transactions contemplated hereby by resolutions duly adopted by at a meeting of all directors of GWW duly called and held (or by resolutions duly adopted by its directors by written consent), none of which resolutions has been subsequently rescinded or modified in any way.

Section 5.05  No Insolvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating BitNile or an Affiliate thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of BitNile, threatened and BitNile has not made an assignment for the benefit of creditors, nor has BitNile or any Affiliate thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

Section 5.06  Litigation. There are no actions, suits, or proceedings pending or, to BitNile’s Knowledge, threatened, which could in any manner restrain or prevent BitNile from exchanging the GWW Shares pursuant to the terms and provisions of this Agreement.

Section 5.07  Brokers. BitNile has no liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.08  No Restrictions. Other than this Agreement, BitNile is not a party to or bound by any Contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of Law) any GWW Shares, or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the GWW Shares.

Section 5.09  Financing. BitNile has the financial resources, and as of the Closing of the Offering will have sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement, including its purchase of shares of Giga Common Stock in the aggregate amount of $5,750,000 on the terms and subject to the conditions set forth herein.

Section 5.10  Investment Intent. The Exchange Shares to be received by BitNile hereunder will be acquired for investment and only for BitNile’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and BitNile has no present intention of publicly selling, granting any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, BitNile does not agree to hold any of the Exchange Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Exchange Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that BitNile complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

Section 5.11  Investment Experience. BitNile is an experienced investor and acknowledges and represents that: (a) it is able to fend for itself; (b) can bear the economic risk of its investment in the Exchange Shares; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of its investment in the Exchange Shares.

Section 5.12  Accredited Investor Status. BitNile is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

Section 5.13   Status of Exchange Shares. BitNile understands and agrees as follows: (a) the Exchange Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from Giga in a transaction not involving a public offering; (b) subject to limited exceptions, the Exchange Shares may not be resold, disposed of or transferred, in whole or in part, without registration under the Securities Act; and (c) it must bear the economic risk of this investment indefinitely unless the Exchange Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

Section 5.14  Legends. BitNile acknowledges that all certificates or other instruments representing the Exchange Shares subject to this Agreement may, at the option of Giga, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Section 5.15  No Consents. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental or self-regulatory agency or body or any other person is required to be obtained, made or given by or with respect to BitNile the Seller in connection with the execution and delivery of this Agreement or any other agreements or instruments executed and delivered hereunder or thereunder by BitNile, or the performance of any obligations hereunder or thereunder by BitNile, including the sale and delivery of the GWW Shares by BitNile pursuant to this Agreement.

Section 5.16  Information Supplied.

(a)       None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC by Giga in connection with the approval of the Share Exchange, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Giga Stockholders or at the time of the Giga Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)        None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Registration Statement or any final prospectus with respect to the Offering shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, or in the case of any final prospectus, filed with the SEC, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading

Section 5.17  No Other Representations and Warranties. Except for the representations and warranties of BitNile expressly set forth in this Article V or in a certificate delivered pursuant to this Agreement, neither BitNile nor any other Person on behalf of BitNile has made or makes any other express or implied representation or warranty, either written or oral, with respect to any other information provided to Giga or any of its Representatives in connection with the transactions contemplated by this Agreement.

Section 5.18  Non-Reliance. BitNile acknowledges that the representations and warranties of Giga set forth in Article III constitute the sole and exclusive representations and warranties of Giga to BitNile in connection with the transactions contemplated hereby, and BitNile further acknowledges and agrees that neither Giga, nor any of its Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. BitNile further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to BitNile or any of its Representatives are not representations or warranties of Giga or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. Neither BitNile, nor any of its Affiliates or Representatives are relying on any representation or warranty of Giga or any of its Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of BitNile with respect to or arising from any intentional misrepresentation or reckless or intentional or fraud.

ARTICLE VI
Covenants

Section 6.01  Public Offering; Registration Statement. As soon as practicable following the Effective Date, Giga shall file with the SEC a Registration Statement on Form S-1 for the registration and sale of at least $25 million of Giga Common Stock in an underwritten public offering (the “Registration Statement”), of which BitNile shall purchase $5.75 million in Giga Common Stock on the same terms and conditions as public investors with the exception of a lower discount and other underwriting compensation (the “Offering”). GWW and Giga shall co-operate with each other connection with the Offering. Giga shall use the proceeds of the Offering to redeem all of the Giga Preferred Stock outstanding as of the Effective Date and for general corporate purposes. The Giga Financial Advisor shall be the lead bookrunner and underwriter for the Offering on terms satisfactory to it, Giga and GWW. Giga shall not file the Registration Statement, or any amendment thereto, absent the express prior written approval therefor by GWW.

Section 6.02  Conduct of Business of Giga. During the period from the Effective Date until the Closing, Giga shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of GWW (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, Giga shall, and shall cause each of its Subsidiaries to, use its best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly permitted by this Agreement, or as required by applicable Law, Giga shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of GWW (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)       other than as expressly agreed to by the parties hereto, amend or propose to amend its Charter Documents;

(b)       (i) split, combine, or reclassify any Giga Securities, (ii) other than as expressly agreed to by the parties hereto, repurchase, redeem, or otherwise acquire, or offer to repurchase, or otherwise acquire, any Giga Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)       issue, sell, pledge, dispose of, or encumber any Giga Securities or Giga Subsidiary Securities, other than the issuance of shares of Giga Common Stock upon the exercise of any Giga Equity Award outstanding as of the Effective Date in accordance with its terms;

(d)       except as required by applicable Law or by any Giga Employee Plan or Contract in effect as of the Effective Date (i) increase the compensation payable or that could become payable by Giga or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with Giga’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Giga Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Giga Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Giga Employee Plan, other than contributions required by Law, the terms of such Giga Employee Plans as in effect on the Effective Date, or that are made in the ordinary course of business consistent with past practice;

(e)       acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f)       (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of Giga; provided, that the foregoing shall not prohibit Giga and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Giga Owned IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)       repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Giga or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)       enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Giga Material Contract or any Lease with respect to material Giga Real Estate or any other Contract or Lease that, if in effect as of the Effective Date would constitute a Giga Material Contract or Lease with respect to material Giga Real Estate hereunder;

(i)       institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by Giga or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Proceeding brought against BitNile or GWW arising out of a breach or alleged breach of this Agreement by GWW, and (ii) the settlement of claims, liabilities, or obligations reserved against on Giga Balance Sheet; provided, that neither Giga nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Giga’s business;

(j)       make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, IFRS or applicable Law;

(k)       (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Giga Balance Sheet (or most recent consolidated balance sheet included in the Giga SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Giga or its Subsidiaries;

(l)       enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)       except in connection with actions permitted by Section 6.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of Giga by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Giga with respect to a Takeover Proposal or otherwise, except for GWW, or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)       abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Giga Owned IP, or grant any right or license to any material Giga Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of Giga or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q)       adopt or implement any stockholder rights plan or similar arrangement; or

(r)       agree or commit to do any of the foregoing.

Section 6.03  Conduct of the Business of GWW. During the period from the Effective Date until the Closing, GWW shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Giga (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly permitted by this Agreement, as set forth in Schedule 6.03, or as required by applicable Law, GWW shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Giga (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)       amend its Charter Documents in a manner that would adversely affect Giga;

(b)       (i) split, combine, or reclassify any GWW Securities in a manner that would adversely affect Giga or the holders of Giga Common Stock relative to the other holders of GWW Common Stock; (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any GWW Securities or GWW Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries;

(c)       issue, sell, pledge, dispose of, or encumber any GWW Securities or GWW Subsidiary Securities, other than (i) the issuance of shares of GWW Common Stock upon the exercise of any GWW Equity Awards outstanding as of the Effective Date in accordance with its terms, and (ii) the issuance of shares of GWW Common Stock in connection with or upon the exercise of any GWW Equity Awards granted after the Effective Date in the ordinary course of business consistent with past practice;

(d)       acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Share Exchange or other transactions contemplated by this Agreement;

(e)       adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f)       (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of GWW; provided, that the foregoing shall not prohibit GWW and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Giga Owned IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)       repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of GWW or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice, and (ii) where the taking of any such action set forth in this Section 6.03(g) would not be reasonably expected to have, individually or in the aggregate, a GWW Material Adverse Effect;

(h)       except as otherwise set forth on Schedule 6.03(h), enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any GWW Material Contract or any Lease with respect to material GWW Real Estate or any other Contract or Lease that, if in effect as of the Effective Date would constitute a GWW Material Contract or Lease with respect to material GWW Real Estate hereunder;

(i)       institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by GWW or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Proceeding brought against Giga arising out of a breach or alleged breach of this Agreement by Giga, and (ii) the settlement of claims, liabilities, or obligations reserved against on GWW Balance Sheet; provided, that neither GWW nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on GWW’s business;

(j)       make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, IFRS, or applicable Law;

(k)       (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the GWW Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to GWW or its Subsidiaries;

(l)       except in connection with actions permitted by Section 6.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of GWW by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Giga with respect to a Takeover Proposal or otherwise, except for GWW, or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(m)       abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material GWW Owned IP, or grant any right or license to any material GWW Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(n)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(o)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate or Subsidiary of GWW or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(p)       agree or commit to do any of the foregoing.

Section 6.04  Access to Information; Confidentiality.

(a)       Access to Information. From the Effective Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VIII, Giga and GWW shall, and shall each cause their respective Subsidiaries to, afford to the other party and their respective Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Giga or GWW or their respective Subsidiaries, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the other party and its Subsidiaries, and each of Giga and GWW shall, and shall cause its respective Subsidiaries to, furnish promptly to the other party such other information concerning their respective businesses and properties (and those of their Subsidiaries) as either Giga or GWW may reasonably request from time to time. Neither of Giga, GWW, nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect any party’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to any party pursuant to this Agreement.

(b)       Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.04(a), shall be treated in accordance with the Confidentiality Agreement, dated March 29, 2021, between GWW and Giga (the “Confidentiality Agreement”). GWW, BitNile and Giga shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.05  No Solicitation.

(a)       Takeover Proposals. Giga, and each shall cause it Representatives, Subsidiaries or Subsidiaries’ Representatives as applicable, not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.05(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Giga or any of its Subsidiaries, as applicable, to, afford access to the business, properties, assets, books, or records of Giga or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) except where the Giga Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that it would or could reasonably be expected to result in a Superior Proposal, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Giga or any of its Subsidiaries to amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Giga or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Agreement, the Giga Board shall not effect a Giga Adverse Recommendation Change. Giga shall cause its Representatives, Subsidiaries and Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the Effective Date with respect to any Takeover Proposal and shall request that any such third party (or its agents or advisors) in possession of non-public information in respect of Giga and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.05 by any Representative of Giga or its Subsidiaries whether or not such Representative is purporting to act on behalf of Giga or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.05 by the applicable party.

(b)       Superior Proposal. Notwithstanding Section 6.05(a), prior to the receipt of the Requisite Giga Vote, the Giga Board, directly or indirectly through any Representative, may, subject to Section 6.05(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Giga Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within two Business Days) provided for informational purposes to GWW); (iii) following receipt of and on account of a Superior Proposal, make a Giga Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) and (ii), only if the Giga Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such actions could lead to or would reasonably be expected to result in a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Nothing contained herein shall prevent the Giga Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Giga Board determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would cause its board to be in breach of its fiduciary duties under applicable Law.

(c)       Notification to BitNile. The Giga Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.05(b) unless Giga shall have delivered to BitNile prior written notice advising BitNile that it intends to take such action. Giga shall notify BitNile promptly (but in no event later than two Business Days) after Giga obtains Knowledge of its receipt (or any of its Representatives’ receipt) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, Giga shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Giga shall keep BitNile fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Giga shall provide BitNile with at least 48 hours prior notice of any meeting of the Giga Board, or any committee thereof (or such lesser notice as is provided to the members of the Giga Board or committee thereof) at which the Giga Board, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Giga shall promptly provide BitNile with a list of any non-public information concerning Giga or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d)       Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 6.05, the Giga Board shall not effect a Giga Adverse Recommendation Change; or enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time: (i) prior to the receipt of the Requisite Giga Vote, the Giga Board may effect a Giga Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a breach of this Section 6.05, if (A) Giga promptly notifies BitNile, in writing, at least three Business Days (the “Superior Proposal Notice Period”) before making a Giga Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Giga has received a Takeover Proposal that the Giga Board (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Giga Adverse Recommendation Change, and/or Giga intends to enter into an Acquisition Agreement, (B) Giga specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) Giga shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the GWW and BitNile in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if GWW and BitNile, in their discretion, propose to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) the Giga Board (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement).

Section 6.06  Preparation of Proxy Statement.

(a)       Proxy Statement. In connection with the Giga Stockholders Meeting of the Consent Solicitation, as soon as reasonably practicable following the Effective Date, Giga shall prepare and file the Proxy Statement with the SEC in preliminary form and, subject to the Exchange Act, the rules of the SEC thereunder and any comments or actions of the staff of the SEC, in definitive form as soon as practicable thereafter, in each case, pursuant to and in accordance with this Section 6.06. GWW shall prepare and furnish such information relating to it, its Subsidiaries and its directors, officers and shareholders as may be reasonably required in connection with the Proxy Statement based on GWW’s knowledge of and access to the information required for said documents, and GWW and BitNile, and their respective legal, financial and accounting advisors, shall have the right, in accordance with Section 6.06(c), to review in advance, comment on, and approve (i) both the preliminary and definitive forms of the Proxy Statement, (ii) any amendments or supplements thereto, and (iii) any written communications with the SEC in connection therewith, in each case, prior to prior to filing by Giga. GWW agrees to cooperate with Giga and Giga’s counsel in connection with the preparation of the preliminary and definitive Proxy Statement.

(b)       Furnishing of Information. Giga and GWW shall furnish to the other party all information concerning such Person and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement. Each of Giga and GWW shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Giga and GWW shall take all steps necessary to amend or supplement the Proxy Statement, as applicable, and Giga shall cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the Giga Stockholders to the extent required by applicable Law.

(c)       SEC Comments. Giga shall promptly provide GWW, BitNile, and their respective counsel with any comments or other communications, whether written or oral, Giga, or its counsel, may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments. Prior to the filing of both the preliminary and definitive forms of the Proxy Statement with the SEC (including in each case any amendment or supplement thereto) or the dissemination thereof to the Giga Stockholders, or responding to any comments of the SEC with respect to the both the preliminary and definitive forms of the Proxy Statement, Giga shall provide GWW, BitNile, and their respective counsel a reasonable opportunity to review and comment on such Proxy Statement, or response (including the proposed final version thereof), and Giga shall not file either the preliminary or definitive forms of the Proxy Statement with the SEC without the prior written approval of GWW and BitNile.

Section 6.07  Giga Stockholders Meeting. Giga shall take all action necessary to duly call, give notice of, convene, and hold the Giga Stockholders Meeting as soon as reasonably practicable for the purposes of seeking the necessary approvals of the Giga Stockholders for the adoption and approval of: (a) this Agreement and the Share Exchange; (b) a reverse split of Giga Common Stock (within a range to be determined by Giga and GWW); (c) Giga’s reincorporation in Delaware; (d) an amendment to Giga’s Articles of Incorporation increasing the number of authorized shares of Giga Common Stock to 100 million shares; and (e) a proposal to adjourn the Giga Stockholders Meeting to allow Giga to solicit additional proxies supporting the foregoing proposals, if necessary (the “Giga Shareholder Proposals”) and, in connection therewith, Giga shall mail the Proxy Statement to the Giga Stockholders in advance of such meeting promptly after the SEC has advised Giga’s counsel that it has no further comments to the Proxy Statement. The Proxy Statement shall include the Giga Board Recommendation. Notwithstanding anything in this Agreement to the contrary, in lieu of holding a meeting, Giga may take action by consent as permitted by the Rules of the SEC and the CGCL (the “Consent Solicitation”), in which case Giga shall mail the Proxy Statement seeking written consents to the Giga Stockholders. Giga shall use reasonable best efforts to: (a) solicit from the necessary Giga Stockholders proxies (or in the case of a Consent Solicitation, written consents) in favor of the adoption of this Agreement and approval of the Share Exchange and the approval of the other Giga Shareholder Proposals, including the engagement of a solicitation agent, that is reasonably acceptable to GWW and BitNile; and (b) take all other actions necessary or advisable to secure the vote or consent of the Giga Stockholders required by applicable Law to obtain such approval. Giga shall keep GWW and BitNile updated with respect to proxy or consent solicitation results as requested GWW or BitNile. Once the Giga Stockholders Meeting has been called and noticed, Giga shall not postpone or adjourn the Giga Stockholders Meeting without the prior written consent of GWW and BitNile, other than in order to obtain a quorum of the Giga Stockholders.

Section 6.08  Notices of Certain Events. Subject to applicable Law, each of Giga, GWW and BitNile shall notify the other parties hereto promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the Effective Date and the Closing which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein; or (ii) the failure of any of the conditions set forth in Article VII of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.08 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.09  Reasonable Best Efforts.

(a)       Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, (and in any event no later than the End Date), the Share Exchange and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or non-actions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Share Exchange and to fully carry out the purposes of this Agreement. Giga and GWW shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Giga, on the one hand, or GWW, on the other hand, receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)       Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Share Exchange or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Giga shall cooperate in all respects with GWW and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none GWW, or any of its respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

Section 6.10  Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release agreed to by Giga, GWW and BitNile. Thereafter, each of Giga and GWW agrees that no public release, statement, announcement, or other disclosure concerning the Share Exchange and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Share Exchange and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Giga or GWW in accordance with this Section 6.10.

Section 6.11  Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Giga or GWW relating to the Share Exchange, then each of Giga and the Giga Board on the one hand, and GWW and the GWW Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing. Giga shall prior to the Closing terminate the Rights Plan.

Section 6.12  Stockholder Litigation. Giga shall promptly advise GWW in writing after becoming aware of any Legal Proceeding commenced, or to Giga’s Knowledge threatened, against Giga or any of its directors by any stockholder of Giga (on their own behalf or on behalf of Giga) relating to this Agreement or the transactions contemplated hereby (including the Share Exchange and the other transactions contemplated hereby) and shall keep GWW reasonably informed regarding any such Legal Proceeding. Giga shall: (a) give GWW the opportunity to participate in the defense and settlement of any such stockholder litigation at its own expense, (b) keep GWW reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide GWW with the opportunity to consult with Giga regarding the defense of any such litigation, which advice Giga shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of GWW.

Section 6.13   Governance. Prior to the Closing, the Giga Board shall (a) secure the resignations of all but three (3) of the directors of Giga (the “Continuing Directors”), such resignations to be effective as of and subject to the Closing, (b) increase the number of authorized director positions on the Giga Board from five (5) to seven (7), effective as of and subject to the Closing, (c) cause four (4) individuals designated by GWW to be elected or appointed as directors of the Giga Board and (d) cause the officers of Giga to be those persons listed on Schedule 6.13. Subject to their fiduciary duties, the Giga Board shall cause the Continuing Directors to be nominated for reelection to the Giga Board at the first annual meeting of shareholders, shall include the Continuing Directors as the Giga Board’s nominees in the proxy materials for such meeting, and shall solicit proxies in favor of such election. The Continuing Directors shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a non-employee director as the other non-employee members of the Giga Board and shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Giga Board or any committee thereof, to the same extent as the other non-employee members of the Giga Board. For avoidance of doubt, the four individuals designated by GWW shall consist of the four directors that BitNile is entitled to appoint to the Giga Board pursuant to the terms of the Series F.

Section 6.14  Balance Sheet. Prior to the Closing, GWW shall have no liabilities, contingent or otherwise, owed or payable to BitNile or any of its Subsidiaries (other than any Subsidiaries that are Subsidiaries of GWW) except as provided on Schedule 6.14.

Section 6.15  Closing Date Loan. At the Closing, BitNile and Giga shall enter into the loan documents to be negotiated by Giga and BitNile with respect to the Closing Date Loan, and BitNile shall fund the Closing Date Loan in accordance with the terms of such loan documents.

Section 6.16  Repayment of Secured Term Note. If this Agreement is terminated by Giga pursuant to any of Section 8.01, Section 8.02 Section 8.03 or Section 8.04 below, then Giga shall no later than the Business Day following notice of such termination repay the principal and accrued but unpaid interest under that certain Secured Promissory Note (the “Term Note”) in the principal amount of $500,000 dated November 12, 2021, provided that such Term Note remains outstanding at such time.

ARTICLE VII
Conditions

Section 7.01  Conditions to Each Party’s Obligation to Effect the Share Exchange. The respective obligations of each party to this Agreement to effect the Share Exchange is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)       Giga Stockholder Approval. The Share Exchange shall have been duly approved by the Requisite Giga Vote.

(b)       Dissenting Shares. Holders of not more than 10% of Giga’s outstanding shares of common stock shall have properly exercised and not withdrawn their dissenter’s rights of appraisal pursuant to Chapter 13 of the CGCL.

(c)       No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Share Exchange, or the other transactions contemplated by this Agreement.

Section 7.02  Conditions to Obligations of BitNile. The obligations of BitNile to effect the Share Exchange are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by BitNile on or prior to the Closing of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Giga and GWW set forth in Article III and Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect (except for those representations and warranties in Sections 3.01, 3.02, 3.03, 4.01, 4.02 and 4.03, which shall be true and correct in all material respects).

(b)       Performance of Covenants. Giga shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing, including, without limitation, termination of the Rights Plan.

(c)       Giga Material Adverse Effect. Since the Effective Date, there shall not have been any Giga Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect.

(d)       Holders of Preferred Giga Stock. Each of the Persons listed on Schedule 3.02(a) who owns Giga Preferred Stock, in the amounts and on the terms set forth on Schedule 3.02(a), shall have entered into an agreement with Giga, in form and substance satisfactory to GWW and BitNile, agreeing to sell to Giga, whether by redemption or otherwise, all of the Giga Preferred Stock owned by such Person following the Offering, which agreement shall not be conditioned by any action to be taken by such holder of Giga Preferred Stock.

(e)       Delivery of Exchange Shares. BitNile shall have received all of the Exchange Shares in book entry form, free and clear of all Liens.

(f)       Assumption of GWW Stock Plan Grants. Giga shall have assumed grants under the GWW Stock Plan to GWW’s Chief Executive Officer and Chief Operating Officer and issued such persons Giga restricted stock or restricted stock units and stock options with the terms reflected on Schedule 2.03.

(g)       Officers’ Certificate. GWW shall have received (1) a certificate, signed by the chief executive officer or chief financial officer of Giga, certifying as to the matters set forth in Sections 7.02(a)-(f) hereof and (2) a certificate signed by the an officer of BitNile certifying the accuracy of the Closing Balance Sheet of GWW (which shall confirm the elimination of intercompany obligations in accordance with Section 6.14 of this Agreement) and confirming the absence of any material changes to the Closing Balance Sheet from the date thereof through the Closing Date (other than changes resulting from the conduct of GWW’s business in the ordinary course consistent with past practice and the terms of this Agreement).

Section 7.03  Conditions to Obligation of Giga. The obligation of Giga to effect the Share Exchange is also subject to the satisfaction or waiver by Giga on or prior to the Closing of the following conditions:

(a)       Representations and Warranties. The representations and warranties of (i) GWW set forth in Article IV of this Agreement, and (ii) BitNile set forth in Article IV of this Agreement, shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect (except for those representations and warranties in Sections 4.01, 4.02, 4.03, 5.01, 5.02 and 5.03 which shall be true and correct in all material respects).

(b)       Performance of Covenants. Each of GWW and BitNile shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)       GWW Material Adverse Effect. Since the Effective Date, there shall not have been any GWW Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an GWW Material Adverse Effect.

(d)       Delivery of GWW Shares. Giga shall have received a stock power or other instrument of transfer, duly executed in blank, evidencing all of the GWW Shares, free and clear of all Liens.

(e)       Officers’ Certificates. Giga shall have received (1) a certificate, signed by the chief executive officer and chief financial officer of GWW, certifying as to the matters set forth in Sections 7.03(a)-(d) hereof. and (2) a certificate signed by the an officer of BitNile certifying the accuracy of the Closing Balance Sheet of GWW (which shall confirm the elimination of intercompany obligations in accordance with Section 6.14 of this Agreement) and confirming the absence of any material changes to the Closing Balance Sheet from the date thereof through the Closing Date (other than changes resulting from the conduct of GWW’s business in the ordinary course consistent with past practice and the terms of this Agreement).

(f)       Closing Loans. BitNile and Giga shall have entered into the Closing Date Loan. All conditions to the GWW’s stockholder’s funding of the Closing Date Loan shall have been satisfied or waived, such that BitNile shall lend the full principal amount of the Closing Date Loan on the Closing Date in accordance with the terms thereof.

(g)       Delivery of Audited Financial Statements. GWW shall have delivered to Giga the GWW 2020 Audited Financial Statements.

Section 7.04  Frustration of Closing Conditions. Neither Giga, GWW nor BitNile may rely, as a basis for not consummating the Share Exchange or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
Termination, Amendment, and Waiver

Section 8.01  Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Giga Vote) by the mutual written consent of Giga and GWW.

Section 8.02  Termination by Either BitNile or Giga. This Agreement may be terminated by BitNile or Giga at any time prior to the Closing (whether before or after the receipt of the Requisite Giga Vote):

(a)       if the Share Exchange has not been consummated on or before June 30, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Share Exchange to be consummated on or before the End Date;

(b)       if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Share Exchange, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)       if the Share Exchange has been submitted to the stockholders of Giga for approval at a duly convened Giga Stockholders Meeting and the Requisite Giga Vote shall not have been obtained at such meeting (unless such Giga Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 8.03  Termination by BitNile. This Agreement may be terminated by BitNile at any time prior to the Closing:

(a)       at any time prior to the Giga Shareholder Approval, by action of the by written notice to Giga, in the event (i) Giga shall have breached in any material respect Section 6.05(a) (Takeover Proposals); (ii) the Giga Board shall have effected a Change of Recommendation; (iii) at any time after the end of ten (10) Business Days following receipt of a Takeover Proposal, the Giga Board shall have failed to reaffirm the Giga Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by BitNile; or (iv) a tender offer or exchange offer for outstanding shares of Giga Common Stock shall have been publicly disclosed (other than by BitNile or an Affiliate of BitNile) and the Giga Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Giga Board fails to recommend unequivocally against acceptance of such offer.

(b)       if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Giga set forth in this Agreement such that the conditions to the Closing of the Share Exchange set forth in Section 7.02(a) or Section 7.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that BitNile shall have given Giga at least 30 days written notice prior to such termination stating BitNile’s intention to terminate this Agreement pursuant to this Section 8.03(a).

Section 8.04  Termination by Giga. This Agreement may be terminated by Giga at any time prior to the Closing:

(a)       if prior to the receipt of the Requisite Giga Vote at the Giga Stockholders Meeting, the Giga Board authorizes Giga, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.05 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement); provided, that in the event of such termination, Giga substantially concurrently enters into such Acquisition Agreement; or

(b)       if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of GWW or BitNile set forth in this Agreement such that the conditions to the Closing of the Share Exchange set forth in Section 7.03(a) or Section 7.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Giga shall have given GWW and BitNile at least 30 days written notice prior to such termination stating Giga’s intention to terminate this Agreement pursuant to this Section 8.04(b) if such breach is capable of cure; provided further, that Giga shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if Giga is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied.

Section 8.05  Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.05(b), this Section 8.05, Section 8.06, Section 8.07 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.06  Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Giga Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Giga Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Giga Common Stock without such approval; and (b) there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by BitNile without such approval.

Section 8.07  Termination Fee. Giga shall pay GWW a non-refundable fee in the amount of $1,000,000 in cash (the “Termination Fee”) within two Business Days in the event of any of the following:

(a)       in the event that (i) a bona fide Takeover Proposal shall have been made to Giga or the Giga Stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Takeover Proposal with respect to Giga; (ii) thereafter this Agreement is terminated by either BitNile or Giga pursuant to (A) Section 8.02(a) for failure of the Share Exchange to be consummated by the End Date or (B) Section 8.02(c), and, in either case, the GIGA Stockholder Approval has not been obtained; and (iii) within twelve (12) months of the termination of this Agreement, Giga enters into a definitive agreement with respect to or consummates a Takeover Proposal; provided, that for purposes of this Section 8.07(a), the references to “15%” in the definition of “Takeover Proposal” shall instead refer to “50.1%”;

(b)       this Agreement is terminated by BitNile pursuant to Section 8.03(a); or

(c)       this Agreement is terminated by Giga pursuant to Section 8.04(a).

Section 8.08  Extension; Waiver. At any time prior to the Closing, GWW and BitNile, on the one hand, or Giga, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
Miscellaneous

Section 9.01  Disclosure Schedules.

(a)       Except as otherwise provided in the Schedules attached hereto (the “Schedules”), which are incorporated herein and made a part of this Agreement, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Schedules or that such items are material. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular covenant, agreement, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader, notwithstanding the presence or absence of an appropriate cross-reference thereto.

(b)       Notwithstanding anything to the contrary herein, from time to time prior to the Closing, each party may at its option supplement or amend and deliver updates to any Schedule that has been rendered inaccurate or incomplete since the Effective Date solely as a result of matters or events first occurring after the Effective Date as necessary to complete or correct any information in such Schedules. The updating party shall provide the other party with any such supplement or amendment by written notice (each, a “Schedule Update”). If the matters identified in a Schedule Update, individually or collectively with matters identified in any other Schedule Update, constitute a Material Adverse Effect, then the party in receipt of such Schedule Update may, at any time within three Business Days following their receipt of any such Schedule Update, elect to terminate this Agreement pursuant to Article VIII. If the receiving party does not so timely elect (subject to the preceding sentence with respect to the cumulative effect of matters identified in all Schedule Updates, whether prior to or after the Schedule Update in question), the Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, and shall be deemed to have qualified the applicable representations and warranties contained in this Agreement as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter, subject to the succeeding sentence.

Section 9.02  Interpretation; Construction.

(a)       The Recitals, each Exhibit and the Schedules are hereby incorporated into and made a part of this Agreement by reference. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the context otherwise requires, references herein: (i) to “Article(s),” “Section(s),” “Exhibit(s)” and “Schedules” refer to the corresponding article(s), section(s), exhibit(s) and schedule(s) of or to this Agreement; (ii) to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedules; (iii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules.

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03  Survival. The representations and warranties contained in this Agreement and in in any instrument delivered under this Agreement will survive the Closing for a period of 18 months. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Closing. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04  Governing Law. This Agreement and all Legal Proceedings (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.05  Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state court located in the New York County, New York. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.06.

Section 9.07  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to GWW:	Gresham Worldwide, Inc., 7150 E. Camelback Road, Suite 444 Scottsdale, AZ 85251 Attn: Jonathan Read, CEO Email: JRead@greshamwww.com
with a copy (which will not constitute notice to GWW) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, FL 33410 Attn: Michael D. Harris Email: MHarris@nasonyeager.com
If to GWW:	BitNile Holdings, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141 Attn: William Horne, CEO Email: Will@aultglobal.com
with a copy (which will not constitute notice to BitNile) to:	Henry Nisser, Esq. 100 Park Avenue, 16th Floor, Suite 1658A New York, NY 10017 Email: Henry@aultglobal.com
If to Giga:	Giga-tronics Incorporated 5990 Gleason Drive Dublin, CA 94568 Attn: Lutz Henckels Email: lhenckels@gigatronics.com
with a copy (which will not constitute notice to Giga) to:	Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111 Attn: David J. Gershon Email: DGershon@sheppardmullin.com

Section 9.08  Entire Agreement. This Agreement (including all “Exhibit(s)” and “Schedules” referred to herein), and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement (other than an exception expressly set forth as such in the Schedules) or the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 9.09  Expenses. Except as otherwise provided for in Section 8.07, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the Offering, and including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

Section 9.10  Adjustments. If, between the Effective Date and the Closing, the shares of Giga Common Stock or GWW Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the amounts of such shall be appropriately adjusted for the purposes of applying Section 2.01 and the affected Schedules to this Agreement.

Section 9.11  Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the Parties may at any time modify the structure of Giga’s acquisition of GWW, provided that the consideration to be paid to BitNile is not thereby changed in kind or reduced in amount as a result of such modification. In the event the parties elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

Section 9.12  No Third-Party Beneficiaries. Except as provided in Section 6.10 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.13  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.14  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither GWW or BitNile, on the one hand, nor Giga on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party(ies). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.15  Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.16  Specific Performance.

(a)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)       Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.16, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.17  Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGA:

Giga-tronics Incorporated,
a California corporation

By:
Name:	John Regazzi
Title:	President and Chief Executive Officer

GWW:

Gresham Worldwide, Inc.,
a Delaware corporation

By:
Name:	Jonathan Read
Title:	Chief Executive Officer

BitNile:

BitNile Holdings, Inc.,
a Delaware corporation

By:
Name:	William Horne
Title:	Chief Executive Officer

Signature Page to Share Exchange Agreement